PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(2)
For Currency-Linked Performance Leveraged Upside Securities	Registration Statement No. 333-156423
(To Prospectus dated December 23, 2008)

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes
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Currency-Linked Performance Leveraged Upside SecuritiesSM (“PLUSSM”)
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We, Morgan Stanley, may offer from time to time performance leveraged upside securities, which we refer to as PLUSSM, that may be linked to a single currency or a basket of currencies.  The specific terms of any PLUS that we offer, including the underlying currency or currencies, will be included in a pricing supplement.  If the terms described in the applicable pricing supplement are inconsistent with those described in this prospectus supplement for PLUS or the accompanying prospectus, the terms described in the applicable pricing supplement will prevail.  The PLUS will have the following general terms:

•	The PLUS do not guarantee the return of principal at maturity.		currency) of the underlying currency or basket of currencies. The positive return on the PLUS is leveraged and generally limited by a maximum payment amount per PLUS.
•
At maturity, the PLUS will pay an amount in cash that may be greater than, equal to or less than the principal amount of each PLUS based on the performance of the underlying currency or basket of currencies over the life of the PLUS.

		•	The PLUS will be senior unsecured obligations of ours.
•	A positive return on the PLUS may be based on either the positive performance (strengthening relative to another currency) or the negative performance (weakening relative to another	•	The PLUS will be held in global form by The Depository Trust Company, unless the applicable pricing supplement provides otherwise.

The applicable pricing supplement will describe the specific terms of the PLUS, including any changes to the terms specified in this prospectus supplement.  See “Description of PLUS––General Terms of PLUS––Terms Specified in Pricing Supplements” on page S-28.
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Investing in the PLUS involves risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page S-23.
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The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated, our wholly owned subsidiary, has agreed to use reasonable efforts to solicit offers to purchase these securities as our agent.  The agent may also purchase these securities as principal at prices to be agreed upon at the time of sale.  The agent may resell any securities it purchases as principal at prevailing market prices, or at other prices, as the agent determines.

Morgan Stanley & Co. Incorporated may use this prospectus supplement, the applicable pricing supplement and the accompanying prospectus in connection with offers and sales of the securities in market-making transactions.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

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MORGAN STANLEY
March 25, 2010

For a description of certain restrictions on offers, sales and deliveries of the PLUS and on the distribution of this prospectus supplement and the accompanying prospectus relating to the PLUS, see the section of this prospectus supplement called “Plan of Distribution (Conflicts of Interest).”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this prospectus supplement or the accompanying prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this prospectus supplement nor the accompanying prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the PLUS or distribution of this prospectus supplement or the accompanying prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the PLUS to the public in Hong Kong as the PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The PLUS have not been and will not be registered in Indonesia under Law No. 8/1995 regarding Capital Markets (“Law No. 8/1995”) and will not knowingly be publicly offered or sold to Indonesian residents or Indonesian citizens abroad in a manner which would make it a public offering under Law No. 8/1995.  The offering is void to the extent that it would be unauthorized under Law No. 8/1995.  Indonesian residents or Indonesian citizens into whose possession this prospectus supplement or the accompanying prospectus comes should consult with their financial adviser to inform themselves about the PLUS and applicable restrictions.

The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the PLUS nor make the PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS, whether directly or indirectly, to persons in Singapore other than:

(a)           an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)           an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)           a person who acquires the PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)           otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Registrar of Companies in terms of the Companies Act, 61 of 1973 nor has it been approved by the South African Reserve Bank in terms of the Exchange Control Regulations, 1961, as amended.  Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS may not be circulated or distributed, nor may the PLUS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in South Africa.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the prospectus and any applicable pricing supplement.  We have not authorized anyone else to provide you with different or additional information.  We are offering to sell these securities and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted.  As used in this prospectus supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

SUMMARY

The following summary describes the performance leveraged upside securities linked to a single currency or a basket of currencies that we, Morgan Stanley, may offer from time to time, in general terms only.  You should read the summary together with the more detailed information contained in this prospectus supplement, in the accompanying prospectus and in the applicable pricing supplement.  We may also prepare free writing prospectuses that describe particular issuances of PLUS.  Any free writing prospectus should also be read in connection with this prospectus supplement and the accompanying prospectus.  For purposes of this prospectus supplement, any references to an applicable pricing supplement may also refer to a free writing prospectus, unless the context otherwise requires.

We will sell the PLUS primarily in the United States, but may also sell them outside the United States or both in and outside the United States simultaneously.  The PLUS we offer under this prospectus supplement are among the notes we refer to as our Series F medium-term notes.  We refer to the offering of the Series F medium-term notes as our Series F program.  See “Plan of Distribution (Conflicts of Interest)” in this prospectus supplement.

“Performance Leveraged Upside Securities” and “PLUS” are our service marks.

General terms of the PLUS
Unlike ordinary debt securities, the PLUS do not guarantee the return of principal at maturity.  The PLUS generally do not pay interest, but may do so if so specified in the applicable pricing supplement.  At maturity, the PLUS will pay an amount in cash based on the performance of a single currency or a basket of currencies over the life of the PLUS as more fully explained below.

Payment at maturity
At maturity, you will receive for each PLUS that you hold an amount in cash that may be greater than, equal to or less than the stated principal amount based on the performance of a single currency or a basket of currencies, which we refer to as the currency performance and the basket performance, respectively, over the life of the PLUS.  The performance of the specified underlying currency, whether it is the sole underlying currency or one of a basket of currencies, is always measured relative to another currency.  In the examples provided in this prospectus supplement, we describe PLUS that are based on the performance of a foreign currency relative to the U.S. dollar, but we may also issue PLUS that are based on the performance of a foreign currency relative to another foreign currency.

For PLUS that are bullish on a foreign currency (or a basket of foreign currencies) and accordingly bearish on the U.S. dollar––where any positive return is based on how much the foreign currency (or the basket of foreign currencies) has strengthened relative to the U.S. dollar:

•	a positive currency performance (or basket performance) will indicate that the foreign currency (or the basket of foreign currencies) has strengthened relative to the U.S. dollar; and

•	a negative currency performance (or basket performance) will indicate that the foreign currency (or the basket of foreign currencies) has weakened relative to the U.S. dollar.

Conversely, for PLUS that are bearish on a foreign currency (or a basket of foreign currencies) and accordingly bullish on the U.S. dollar––where any positive return is based on how much the foreign currency (or the basket of foreign currencies) has weakened relative to the U.S. dollar:

•	a positive currency performance (or basket performance) will indicate that the foreign currency (or the basket of foreign currencies) has weakened relative to the U.S. dollar; and

•	a negative currency performance (or basket performance) will indicate that the foreign currency (or the basket of foreign currencies) has strengthened relative to the U.S. dollar.

PLUS linked to a Single Currency

•	If the currency performance is positive, you will receive for each PLUS that you hold a payment at maturity equal to:

stated principal amount per PLUS + leveraged upside payment,

subject to a maximum payment at maturity, if any, specified in the applicable pricing supplement,

•
If the currency performance is zero or negative, you will receive for each PLUS that you hold a payment at maturity that is less than the stated principal amount of each PLUS by an amount proportionate to the decline in the currency performance as of the valuation date, as measured by the particular “currency performance” formula for that PLUS, and that will be equal to:

stated principal amount x (1 + currency performance)

Because in this scenario, the currency performance will be zero or negative, this payment will be less than or equal to the stated principal amount.

where,

The particular currency performance formula that we will specify in the applicable pricing supplement will depend on (i) how the relevant exchange rate is expressed (that is, (a) as the number of units of a foreign currency per one U.S. dollar or (b) as the number of U.S. dollars per one unit of a foreign currency) and (ii) whether a positive return on the particular PLUS is linked to the positive performance (i.e., bullish on the foreign currency) or the negative performance (i.e., bearish on the foreign currency) of the underlying currency or basket of currencies.  Whether the PLUS are bullish or bearish on a foreign currency or a basket of foreign currencies, the formula for calculating currency performance will be set so that a positive currency performance or basket performance, as applicable, will result in a positive return on an investment in the PLUS.  See “How Do Currency Exchange Rates Work?” starting on page S-11 and “Hypothetical Payments on the PLUS” starting on page S-13.

and where,

initial exchange rate	=	the exchange rate on the pricing date specified in the applicable pricing supplement

final exchange rate	=
the exchange rate on the valuation date specified in the applicable pricing supplement.  For PLUS with multiple valuation dates, calculation of the currency performance (or the basket performance) will be based on the arithmetic average of the exchange rates on the valuation dates, as calculated by the calculation agent on the final valuation date, which we refer to as the “final average exchange rate,” in lieu of the final exchange rate.

PLUS linked to a Basket of Currencies

•	If the basket performance is positive, you will receive for each PLUS that you hold a payment at maturity equal to:

stated principal amount per PLUS + leveraged upside payment,

subject to a maximum payment at maturity, if any, specified in the applicable pricing supplement,

•
If the basket performance is zero or negative, you will receive for each PLUS that you hold a payment at maturity that is less than the stated principal amount of each PLUS by an amount proportionate to the decline in the basket performance and that will be equal to:

stated principal amount x (1 + basket performance)

Because in this scenario, the basket performance will be zero or negative, this payment will be less than or equal to the stated principal amount.

where,

basket performance	=	the sum of the currency performance values for each currency in the basket (which we refer to as a basket currency) as specified in the applicable pricing supplement

currency performance value	=	for each basket currency, the product of (i) currency performance and (ii) weighting.

weighting	=	the weighting for each basket currency specified in the applicable pricing supplement and where,

“currency performance,” “initial exchange rate” and “final exchange rate,” as applied to each basket currency, are as defined above under the heading “—PLUS linked to a Single Currency.”

* * * * *

The valuation date on which the payment at maturity is to be calculated will be specified in the applicable pricing supplement.  The applicable pricing supplement may specify that the PLUS will have multiple valuation dates as described under “PLUS with Multiple Valuation Dates” below.

The applicable pricing supplement may indicate that a particular issuance of PLUS will not be subject to a maximum payment at maturity and, in such cases, the leveraged upside payment will not be capped.

In each applicable pricing supplement, we will provide a graph which will illustrate the payment at maturity on the particular issuance of PLUS over a range of hypothetical currency performances or basket performances, as applicable.  You should also review the graphs in the section of this prospectus supplement titled “Hypothetical Payments on the PLUS at Maturity,” which provide illustrations of the payment at maturity on the PLUS.

Other features of PLUS	Certain PLUS may have features that differ from the PLUS described above. An issuance of PLUS could combine one or more of the features listed below.

Buffered PLUS

For issuances of PLUS with a buffer amount, which we refer to as “Buffered PLUS,” the payment at maturity will be determined as follows.

•	if the currency performance or the basket performance, as applicable, is positive,

stated principal amount + leveraged upside payment,

subject to a maximum payment at maturity, if any, specified in the applicable pricing supplement;

•	if the currency performance or the basket performance, as applicable, is zero or negative but has not declined by more than the buffer amount,

stated principal amount, or

•
if the currency performance or the basket performance, as applicable, has declined by more than the buffer amount, the payment at maturity will be based on the following alternative formulas, depending on whether there is a minimum payment at maturity or not:

º	if there is a minimum payment at maturity, the payment at maturity will be, depending on whether the Buffered PLUS are linked to a single currency or a basket of currencies:

➢
This payment will be less than the stated principal amount; however, the payment at maturity for each Buffered PLUS will not be less than the minimum payment at maturity, which will be the stated principal amount times the buffer amount.

º	if there is no minimum payment at maturity, the payment at maturity will be, depending on whether the Buffered PLUS are linked to a single currency or a basket of currencies:

➢
Because in this scenario the sum of the currency performance or the basket performance, as applicable, and the buffer amount will be negative, the payment at maturity will be less than the stated principal amount and may be zero.

where,

buffer amount	=
the percentage specified in the applicable pricing supplement by which the currency performance or the basket performance, as applicable, may be below zero before you will lose any part of the stated principal amount per Buffered PLUS.

downside factor	=	the factor specified as such in the applicable pricing supplement

See “Description of PLUS—General Terms of PLUS—Some Definitions” for the definition of terms related to Buffered PLUS.

PLUS with Multiple Valuation Dates

For issuances of PLUS that have multiple valuation dates, which will be specified in the applicable pricing supplement, the applicable provisions described above under “—Payment at maturity” or “—Other features of PLUS—Buffered PLUS” will apply, except that, in lieu of the final exchange rate for each applicable underlying currency, we will use the final average exchange rate for such underlying currency for purposes of calculating the currency performance.

See “Description of PLUS—General Terms of PLUS—Some Definitions” for the definition of terms related to PLUS with multiple valuation dates.

Your return on the PLUS will be limited by the maximum payment at maturity
Unless the applicable pricing supplement for a PLUS does not specify a maximum payment at maturity, your return on the PLUS will be limited by the maximum payment at maturity.  Although the leverage factor provides increased exposure to any positive performance or negative performance, as the case may be, of the underlying currency or basket of currencies, the payment at maturity will never exceed the maximum payment at maturity, which will be a fixed percentage of the stated principal amount per PLUS.  Further, you will be fully exposed to the downside if the value of the underlying currency or basket of currencies moves in the wrong direction under the terms of any particular issuance of PLUS.  As a result, you may receive less, and possibly significantly less, than the stated principal amount per PLUS.

Issue price of the PLUS includes commissions and projected profit
The issue price of the PLUS, which will be specified in the applicable pricing supplement, includes the agent’s commissions paid with respect to the PLUS and the cost of hedging our obligations under the PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the issue price of the PLUS includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the PLUS.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Use of Proceeds and Hedging.”

Other terms of the PLUS	•
The PLUS may bear interest, if any, at either a fixed rate or a floating rate, as specified in the applicable pricing supplement and may pay such interest, if any, on the dates specified in the applicable pricing supplement.

	•	The PLUS will be denominated in U.S. dollars.

	•	You will not have the right to present the PLUS to us for repayment prior to maturity unless we specify otherwise in the applicable pricing supplement.

	•	We may from time to time, without your consent, create and issue additional PLUS with the same terms as PLUS previously issued so that they may be combined with the earlier issuance.

	•	The PLUS will not be listed on any securities exchange, unless we specify otherwise in the applicable pricing supplement.

Morgan Stanley Capital Services Inc. will be the calculation agent
We have appointed our affiliate Morgan Stanley Capital Services Inc. or its successors, which we refer to as MSCS, to act as calculation agent for us with respect to the PLUS.  The calculation agent will determine the initial exchange rate and final exchange rate for each underlying currency, the currency performance or basket performance, as applicable, and will calculate the payment to you at maturity.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us. We may appoint another of our affiliates, including Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., or Morgan Stanley Capital Group Inc., to act as calculation agent for us with respect to the PLUS which we will specify in the applicable pricing supplement.

Morgan Stanley & Co. Incorporated will be the agent; Conflicts of interest
The agent for the offering of the PLUS is expected to be MS & Co., our wholly-owned subsidiary, which will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  In accordance with NASD Rule 2720, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer.  See “Plan of Distribution (Conflicts of Interest)” in this prospectus supplement.

Forms of securities
The PLUS will be issued in fully registered form and will be represented by a global security registered in the name of a nominee of The Depository Trust Company, as depositary, unless we indicate in the applicable pricing supplement that they will be represented by certificates issued in definitive form.  We will not issue book-entry securities as certificated securities except under the circumstances described in “Forms of Securities—The Depositary” in the accompanying prospectus, under which heading you may also find information on The Depository Trust Company’s book-entry system.

Where you can find more information on the PLUS
Because this is a summary, it does not contain all of the information that may be important to you.  You should read the “Description of PLUS” section in this prospectus supplement and the “Description of Debt Securities” section in the accompanying prospectus for a detailed description of the terms of the PLUS.  You should also read about some of the risks involved in an investment in the PLUS in the section of this prospectus supplement called “Risk Factors.”  The tax and accounting treatment of investments in currency-linked securities such as the PLUS may differ from that of investments in ordinary debt securities.  See the section of this prospectus supplement called “Description of PLUS—United States Federal Taxation.”  You should consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the PLUS.

How to reach us	You may contact your local Morgan Stanley branch office or call us at (212) 761-4000.

HOW DO CURRENCY EXCHANGE RATES WORK?

•	Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

•
Exchange rates for certain currencies (such as the Australian dollar, the British pound, the Eurozone euro and the New Zealand dollar) are expressed as the number of U.S. dollars per unit of the relevant foreign currency.  As a result, an increase in the exchange rate means that the relevant foreign currency has appreciated / strengthened relative to the U.S. dollar.  This means that one (1) unit of the relevant foreign currency can purchase more U.S. dollars on the valuation date than it did on the pricing date.

In calculating the payout on the PLUS, the currency performance or basket performance, as applicable, is the percentage currency gain or loss (in U.S. dollar terms) as measured from the perspective of a U.S. dollar investor, unless otherwise specified in the applicable pricing supplement.  In the example below, an investor holding U.S. dollars could purchase one Eurozone euro with $1.50 on the pricing date and if that euro was converted back into U.S. dollars on the valuation date, the investor would receive $1.65 (110% of the original $1.50).  Accordingly, from the point of view of a U.S. dollar investor, the Eurozone euro has strengthened relative to the U.S. dollar by 10%:

Pricing Date (# USD / 1 EUR)	Valuation Date (#USD / 1 EUR)
1.50	1.65

Conversely, a decrease in the exchange rate means that the relevant foreign currency has depreciated / weakened relative to the U.S. dollar.  This means that one (1) unit of the relevant foreign currency can purchase fewer U.S. dollars on the valuation date than it did on the pricing date.

In the example below, an investor holding U.S. dollars could purchase one Eurozone euro with $1.50 on the pricing date and if that euro was converted back into U.S. dollars on the valuation date, the investor would receive $1.35 (90% of the original $1.50).  Accordingly, from the point of view of a U.S. dollar investor, the Eurozone euro has weakened relative to the U.S. dollar by 10%:

Pricing Date (# USD / 1 EUR)	Valuation Date (#USD / 1 EUR)
1.50	1.35

•
Exchange rates can also be expressed as the number of units of the relevant foreign currency per one U.S. dollar, as in the case of the Canadian dollar, the Chinese renminbi, the Japanese yen, the Mexican peso and the Swiss franc, to name a few.  As a result, a decrease in the exchange rate means that the relevant foreign currency has appreciated / strengthened relative to the U.S. dollar.  This means that it takes fewer of the relevant foreign currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.

In the example below, an investor holding U.S. dollars could purchase one hundred Japanese yen with $1.00 on the pricing date and if those Japanese yen were converted back into U.S. dollars on the valuation date, the investor would receive $1.10 (i.e., 110% of the original $1.00) as 90.9090 yen would be exchanged for $1.00 and the remaining 9.0909 yen would be exchanged for an additional $0.10 at an exchange rate of 90.9090 yen per dollar on the valuation date.  Accordingly, from the point of view of a U.S. dollar investor, the Japanese yen has strengthened relative to the U.S. dollar by 10%:

Pricing Date (# JPY / 1 USD)	Valuation Date (# JPY / 1 USD)
100	90.9090

Conversely, an increase in the exchange rate means that the relevant foreign currency has depreciated / weakened relative to the U.S. dollar.  This means that it takes more of the relevant foreign currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.

In the example below, an investor holding U.S. dollars could purchase one hundred Japanese yen with $1.00 on the pricing date and if those Japanese yen were converted back into U.S. dollars on the valuation date, the investor would receive $0.90 (i.e., 90% of the original $1.00) as the 100 yen held by the investor would be exchanged for only $0.90 at an exchange rate of 111.1111 yen per dollar on the valuation date.  Accordingly, from the point of view of a U.S. dollar investor, the Japanese yen has weakened relative to the U.S. dollar by 10%:

Pricing Date (# JPY / 1 USD)	Valuation Date (# JPY / 1 USD)
100	111.1111

Actual exchange rates on the pricing date and the valuation date will vary from those used in the examples above.

The PLUS can be designed to provide a bullish exposure to a foreign currency (or a basket of foreign currencies) from the point of view of a U.S. dollar investor, as in these examples, or a bearish exposure to a foreign currency (or a basket of foreign currencies).  Whether the PLUS are bullish or bearish on the foreign currency is a fundamental difference and the payment at maturity is calculated differently for the two types of PLUS.  See “Hypothetical Payments on the PLUS” for examples of both types of currency exposure.

HYPOTHETICAL PAYMENTS ON THE PLUS

Example 1: PLUS without a buffer

The following graph illustrates the payment at maturity for a range of hypothetical currency performances on the two hypothetical issuances of PLUS described below that are based on the performance of the Japanese yen relative to the U.S. dollar.  The PLUS Zone illustrates the leveraging effect of the leverage factor taking into account the maximum payment at maturity.  The graph is based on the following hypothetical terms for the two hypothetical issuances of PLUS described below:

•	initial exchange rate:	100 Japanese yen / 1 U.S. dollar
•	stated principal amount:	$1,000
•	leverage factor:	200%
•	maximum payment at maturity:	$1,400 (140% of the stated principal amount)

The exchange rate between the Japanese yen and the U.S. dollar is typically expressed as the number of Japanese yen per one U.S. dollar.  Consequently, strengthening of the Japanese yen relative to the U.S. dollar is indicated by a decrease in the quoted exchange rate, while weakening of the Japanese yen relative to the U.S. dollar is indicated by an increase in the quoted exchange rate.  See “How Do Currency Exchange Rates Work?” on page S-11.

Whether the PLUS are bullish or bearish on the foreign currency is a fundamental difference and the payment at maturity is calculated differently for the two types of PLUS, as set forth in the following examples.

(i) PLUS that are bullish on the Japanese yen and accordingly bearish on the U.S. dollar

These PLUS pay a positive return if the Japanese yen strengthens relative to the U.S. dollar, and investors are fully exposed to the currency performance downside if the Japanese yen instead weakens relative to the U.S. dollar.  Under the terms of these PLUS, a positive currency performance will indicate that the Japanese yen has strengthened relative to the U.S. dollar, while a negative currency performance will indicate that the Japanese yen has weakened relative to the U.S. dollar.  The currency performance, which will measure how much the Japanese yen has strengthened or weakened relative to the U.S. dollar, will be calculated using the following formula:

Based on the above formula, a currency performance of 10% will indicate that the Japanese yen has strengthened relative to the U.S. dollar by 10%, while a currency performance of –10% will indicate that the Japanese yen has weakened relative to the U.S. dollar by 10%.

Where the currency performance is positive, the payment at maturity on the PLUS reflected in the graph above is greater than the $1,000 stated principal amount per PLUS, but in all cases is subject to the maximum payment at maturity.  Where the currency performance is zero or negative, the payment at maturity is less than or equal to the $1,000 stated principal amount per PLUS.  For example, with an initial exchange rate of 100 yen per dollar, a final exchange rate of 200 yen per dollar would result in a currency performance of –50% ((100/200) – 1) and a payment at maturity of $1,000 x [1 + (–50%)], or only $500.

In this hypothetical issuance of PLUS, you will realize the maximum payment at maturity with a currency performance of 20% (i.e., with a final exchange rate of 83.3333 yen per dollar ((100/83.3333) – 1)).  Although the leverage factor provides 200% exposure to any strengthening in the Japanese yen relative to the U.S. dollar, because the payment at maturity will be limited to 140% of the stated principal amount, any strengthening of the Japanese yen relative to the U.S. dollar by more than 20% (i.e., any decrease in the final exchange rate below 83.3333 yen per dollar) will not further increase the return on the PLUS.

(ii) PLUS that are bearish on the Japanese yen and accordingly bullish on the U.S. dollar

These PLUS pay a positive return if the Japanese yen weakens relative to the U.S. dollar, and investors are fully exposed to the currency performance downside if the Japanese yen instead strengthens relative to the U.S. dollar.  These PLUS are designed to provide investors with a short exposure to the Japanese yen and a long exposure to the U.S. dollar.  Accordingly, these PLUS replicate a currency shorting strategy of a dollar investor borrowing the Japanese yen and selling it for U.S. dollars on the pricing date and repaying that borrowing by purchasing the Japanese yen on the valuation date, subject to the maximum payment at maturity and the leverage factor.  Under the terms of these PLUS, a positive currency performance will indicate that the Japanese yen has weakened relative to the U.S. dollar, while a negative currency performance will indicate that the Japanese yen has strengthened relative to the U.S. dollar.  The currency performance, which will measure how much the Japanese yen has weakened or strengthened relative to the U.S. dollar, will be calculated using the following formula:

Based on the above formula, a currency performance of 10% will indicate that the Japanese yen has weakened relative to the U.S. dollar by 10%, while a currency performance of –10% will indicate that the Japanese yen has strengthened relative to the U.S. dollar by 10%.

Where the currency performance is positive, the payment at maturity on the PLUS reflected in the graph above is greater than the $1,000 stated principal amount per PLUS, but in all cases is subject to the maximum payment at maturity.  For example, with an initial exchange rate of 100 yen per dollar, a final exchange rate of 110 yen per dollar will result in a positive currency performance of 9.0909% (1 – (100/110)).  However, where the currency performance is zero or negative, the payment at maturity is less than or equal to the $1,000 stated principal amount per PLUS.  For example, with an initial exchange rate of 100 yen per dollar, a final exchange rate of 50 yen per dollar will result in a currency performance of –100% (1 – (100/50)) and a payment at maturity of $1,000 x [1 + (–100%)], or $0.  As these PLUS replicate a currency shorting strategy as described above, if the Japanese yen doubles in value relative to the U.S. dollar (as represented by the change in the exchange rate from 100 to 50), you will lose your entire investment.

In this hypothetical issuance of PLUS, you will realize the maximum payment at maturity with a currency performance of 20% (i.e., with a final exchange rate of 125 yen per dollar (1 – (100/125))).  Although the leverage factor provides 200% exposure to any weakening in the Japanese yen relative to the U.S. dollar, because the payment at maturity will be limited to 140% of the stated principal amount, any weakening of the Japanese yen relative to the U.S. dollar by more than 20% (i.e., any increase in the final exchange rate above 125 yen per dollar) will not further increase the return on the PLUS.

PLUS with multiple valuation dates:

Presented below are hypothetical examples showing how the currency performance would be calculated for PLUS with multiple valuation dates.  These examples assume an initial exchange rate of 100 yen per dollar.  A decrease in the exchange rate means the Japanese yen has strengthened relative to the U.S. dollar and an increase in the exchange rate means the Japanese yen has weakened relative to the U.S. dollar.  See “How Do Currency Exchange Rates Work?”.

For PLUS with multiple valuation dates, currency performance and, thus, the payment at maturity are based on the final average exchange rate, which equals the arithmetic average of the exchange rates on the valuation dates (four dates in our examples below) specified in the applicable pricing supplement.  The examples of the calculations that follow are intended to illustrate the effect of general trends in the exchange rate on the amount payable to you at maturity and are provided for illustrative purposes only.

	Example 1	Example 2	Example 3
	Exchange Rate	Exchange Rate	Exchange Rate
1st Valuation Date	97	96	96
2nd Valuation Date	95	105	94
3rd Valuation Date	94	106	98
Final Valuation Date	90	97	100
Final Average Exchange Rate:	94	101	97
Currency Performance:	6.3830%	–0.9901%	3.0928%

•
In Example 1, the Japanese yen strengthens relative to the U.S. dollar on each valuation date and, due to the averaging of the exchange rates over the valuation dates, the final average exchange rate of 94 yen per dollar is higher than the exchange rate of 90 yen per dollar on the final valuation date, resulting in a currency performance of 6.3830% which is less than 11.1111%, which would have been the currency performance if it were to have been based solely on the exchange rate on the final valuation date.

•
In Example 2, the Japanese yen strengthens relative to the U.S. dollar initially on the first valuation date, weakens on the second and third valuation dates, and strengthens again on the final valuation date.  Due to the averaging of the exchange rates over the valuation dates, the final average exchange rate of 101 yen per dollar is higher than the exchange rate on the final valuation date and also higher than the initial exchange rate, resulting in a currency performance of –0.9901% despite the strengthening of the Japanese yen on the final valuation date.

•
In Example 3, the Japanese yen initially strengthens relative to the U.S. dollar but the exchange rate on the final valuation date is the same as the initial exchange rate, resulting in the currency performance of 3.0928% which is higher than 0%, which would have been the currency performance if it were to have been based solely on the exchange rate on the final valuation date.

Example 2:	Buffered PLUS with a minimum payment at maturity
(minimum payment at maturity = stated principal amount x buffer amount)

The following graph illustrates the payment at maturity for a range of hypothetical currency performances on the two hypothetical issuances of Buffered PLUS described below that are based on the performance of the Japanese yen relative to the U.S. dollar and that provide a minimum payment at maturity of 15% of the stated principal amount.  The PLUS Zone illustrates the leveraging effect of the leverage factor taking into account the maximum payment at maturity, while the Buffer Zone illustrates the buffer effect with respect to a certain degree of negative currency performance.  The graph is based on the following hypothetical terms for the two hypothetical issuances of Buffered PLUS described below:

•	initial exchange rate:	100 Japanese yen / 1 U.S. dollar
•	stated principal amount:	$1,000
•	leverage factor:	200%
•	maximum payment at maturity:	$1,300 (130% of the stated principal amount)
•	buffer amount:	15%
•	minimum payment at maturity:	$150

Whether the Buffered PLUS are bullish or bearish on the foreign currency is a fundamental difference and the payment at maturity is calculated differently for the two types of Buffered PLUS, as set forth in the following examples.

(i) Buffered PLUS that are bullish on the Japanese yen and accordingly bearish on the U.S. dollar

These Buffered PLUS pay a positive return if the Japanese yen strengthens relative to the U.S. dollar, resulting in a positive currency performance.  Under the terms of these Buffered PLUS, a positive currency performance will indicate that the Japanese yen has strengthened relative to the U.S. dollar, while a negative currency performance will indicate that the Japanese yen has weakened relative to the U.S. dollar.  The currency performance, which will measure how much the Japanese yen has strengthened or weakened relative to the U.S. dollar, will be calculated using the following formula:

Based on the above formula, a currency performance of 10% will indicate that the Japanese yen has strengthened relative to the U.S. dollar by 10%, while a currency performance of –10% will indicate that the Japanese yen has weakened relative to the U.S. dollar by 10%.

Where the currency performance is positive, the payment at maturity on the Buffered PLUS reflected in the graph above is greater than the $1,000 stated principal amount per Buffered PLUS, but in all cases is subject to the maximum payment at maturity.

Where the currency performance is zero or negative but is greater than or equal to –15%, the payment at maturity on the Buffered PLUS is the $1,000 stated principal amount.  Therefore, the Buffered PLUS offer limited protection against a negative currency performance down to –15% (i.e., against an increase in the final exchange rate of up to 117.6471 yen per dollar ((100/117.6471) – 1)).

Where the currency performance is less than –15%, the payment at maturity on the Buffered PLUS is less than the $1,000 stated principal amount per Buffered PLUS, but in all cases is subject to the minimum payment at maturity.  For example, a final exchange rate of 200 yen per dollar will result in a currency performance of –50% ((100/200) – 1) and a payment at maturity of $1,000 x [1 + (–50%)] + $150, or $650.

In this hypothetical issuance of Buffered PLUS, you will realize the maximum payment at maturity with a currency performance of 15% (i.e., with a final exchange rate of 86.9565 yen per dollar ((100/86.9565) – 1)).  Although the leverage factor provides 200% exposure to any strengthening in the Japanese yen relative to the U.S. dollar, because the payment at maturity will be limited to 130% of the stated principal amount, any strengthening of the Japanese yen relative to the U.S. dollar by more than 15% (i.e., any decrease in the final exchange rate below 86.9565 yen per dollar) will not further increase the return on the Buffered PLUS.

(ii) Buffered PLUS that are bearish on the Japanese yen and accordingly bullish on the U.S. dollar

These Buffered PLUS pay a positive return if the Japanese yen weakens relative to the U.S. dollar, resulting in a positive currency performance.  These Buffered PLUS are designed to provide investors with a short exposure to the Japanese yen and a long exposure to the U.S. dollar.  Accordingly, these Buffered PLUS replicate a currency shorting strategy of a dollar investor borrowing the Japanese yen and selling it for U.S. dollars on the pricing date and repaying that borrowing by purchasing the Japanese yen on the valuation date, subject to the buffer amount, the maximum payment at maturity and the leverage factor.  Under the terms of these Buffered PLUS, a positive currency performance will indicate that the Japanese yen has weakened relative to the U.S. dollar while a negative currency performance will indicate that the Japanese yen has strengthened relative to the U.S. dollar.  The currency performance, which will measure how much the Japanese yen has weakened or strengthened relative to the U.S. dollar, will be calculated using the following formula:

Based on the above formula, a currency performance of 10% will indicate that the Japanese yen has weakened relative to the U.S. dollar by 10%, while a currency performance of –10% will indicate that the Japanese yen has strengthened relative to the U.S. dollar by 10%.

Where the currency performance is positive, the payment at maturity on the Buffered PLUS reflected in the graph above is greater than the $1,000 stated principal amount per Buffered PLUS, but in all cases is subject to the maximum payment at maturity.

Where the currency performance is zero or negative but is greater than or equal to –15%, the payment at maturity on the Buffered PLUS is the $1,000 stated principal amount.  Therefore, the Buffered PLUS offer limited protection against a negative currency performance down to –15% (i.e., against a decrease in the final exchange rate down to 86.9565 yen per dollar (1 – (100/86.9565))).

Where the currency performance is less than –15%, the payment at maturity on the Buffered PLUS is less than the $1,000 stated principal amount per Buffered PLUS, but in all cases is subject to the minimum payment at maturity.  For example, a final exchange rate of 50 yen per dollar will result in a currency performance of –100% (1 – (100/50)) and a payment at maturity of $1,000 x [1 + (–100%)] + $150, or $150.

In this hypothetical issuance of Buffered PLUS, you will realize the maximum payment at maturity with a currency performance of 15% (i.e., with a final exchange rate of 117.6471 yen per dollar (1 – (100/117.6471))).  Although the leverage factor provides 200% exposure to any weakening in the Japanese yen relative to the U.S. dollar, because the payment at maturity will be limited to 130% of the stated principal amount, any weakening of the Japanese yen relative to the U.S. dollar by more than 15% (i.e., any increase in the final exchange rate above 117.6471 yen per dollar) will not further increase the return on the Buffered PLUS.

Example 3: Buffered PLUS without a minimum payment at maturity

The following graph illustrates the payment at maturity for a range of hypothetical currency performances on the two hypothetical issuances of Buffered PLUS described below that are based on the performance of the Japanese yen relative to the U.S. dollar and that do not provide any minimum payment at maturity.  The PLUS Zone illustrates the leveraging effect of the leverage factor taking into account the maximum payment at maturity, while the Buffer Zone illustrates the buffer effect with respect to a certain degree of negative currency performance.  The graph is based on the following hypothetical terms for the two hypothetical issuances of Buffered PLUS described below:

•	initial exchange rate:	100 Japanese yen / 1 U.S. dollar
•	stated principal amount:	$1,000
•	leverage factor:	200%
•	maximum payment at maturity:	$1,300 (130% of the stated principal amount)
•	buffer amount:	10%
•	downside factor	1.111

Whether the Buffered PLUS are bullish or bearish on the foreign currency is a fundamental difference and the payment at maturity is calculated differently for the two types of Buffered PLUS, as set forth in the following examples.

(i) Buffered PLUS that are bullish on the Japanese yen and accordingly bearish on the U.S. dollar

These Buffered PLUS pay a positive return if the Japanese yen strengthens relative to the U.S. dollar, resulting in a positive currency performance.  Under the terms of these Buffered PLUS, a positive currency performance will indicate that the Japanese yen has strengthened relative to the U.S. dollar while a negative currency performance will indicate that the Japanese yen has weakened relative to the U.S. dollar.  The currency performance, which will measure how much the Japanese yen has strengthened or weakened relative to the U.S. dollar, will be calculated using the following formula:

Based on the above formula, a currency performance of 10% will indicate that the Japanese yen has strengthened relative to the U.S. dollar by 10%, while a currency performance of –10% will indicate that the Japanese yen has weakened relative to the U.S. dollar by 10%.

Where the currency performance is positive, the payment at maturity on the Buffered PLUS reflected in the graph above is greater than the $1,000 stated principal amount per Buffered PLUS, but in all cases is subject to the maximum payment at maturity.

Where the currency performance is zero or negative but is greater than or equal to –10%, the payment at maturity on the Buffered PLUS is the $1,000 stated principal amount.  Therefore, the Buffered PLUS offer limited protection against a negative currency performance down to –10% (i.e., against an increase in the final exchange rate of up to 111.1111 yen per dollar ((100/111.1111) – 1)).

Where the currency performance is less than –10%, the payment at maturity on the Buffered PLUS is less than the $1,000 stated principal amount per Buffered PLUS and reflects the downside factor of 1.111.  For example, a final exchange rate of 200 yen per dollar will result in a currency performance of –50% ((100/200) – 1) and a payment at maturity of $1,000 + [$1,000 x (–50% + 10%) x 1.111] , or $555.56, which represents a –44.44% return).  As these Buffered PLUS do not have any minimum payment at maturity, you could lose your entire investment.

In this hypothetical issuance of Buffered PLUS, you will realize the maximum payment at maturity with a currency performance of 15% (i.e., with a final exchange rate of 86.9565 yen per dollar ((100/86.9565) – 1)).  Although the leverage factor provides 200% exposure to any strengthening in the Japanese yen relative to the U.S. dollar, because the payment at maturity will be limited to 130% of the stated principal amount, any strengthening of the Japanese yen relative to the U.S. dollar by more than 15% (i.e., any decrease in the final exchange rate below 86.9565 yen per dollar) will not further increase the return on the Buffered PLUS.

(ii) Buffered PLUS that are bearish on the Japanese yen and accordingly bullish on the U.S. dollar

These Buffered PLUS pay a positive return if the Japanese yen weakens relative to the U.S. dollar, resulting in a positive currency performance.  These Buffered PLUS are designed to provide investors with a short exposure to the Japanese yen and a long exposure to the U.S. dollar.  Accordingly, these Buffered PLUS replicate a currency shorting strategy of a dollar investor borrowing the Japanese yen and selling it for U.S. dollars on the pricing date and repaying that borrowing by purchasing the Japanese yen on the valuation date, subject to the buffer amount, the downside factor, the maximum payment at maturity and the leverage factor.  Under the terms of these Buffered PLUS, a positive currency performance will indicate that the Japanese yen has weakened relative to the U.S. dollar while a negative currency performance will indicate that the Japanese yen has strengthened relative to the U.S. dollar.  The currency performance, which will measure how much the Japanese yen has weakened or strengthened relative to the U.S. dollar, will be calculated using the following formula:

Based on the above formula, a currency performance of 10% will indicate that the Japanese yen has weakened relative to the U.S. dollar by 10%, while a currency performance of –10% will indicate that the Japanese yen has strengthened relative to the U.S. dollar by 10%.

Where the currency performance is positive, the payment at maturity on the Buffered PLUS reflected in the graph above is greater than the $1,000 stated principal amount per Buffered PLUS, but in all cases is subject to the maximum payment at maturity.

Where the currency performance is zero or negative but is greater than or equal to –10%, the payment at maturity on the Buffered PLUS is the $1,000 stated principal amount.  Therefore, the Buffered PLUS offer limited protection against a negative currency performance down to –10% (i.e., against a decrease in the final exchange rate down to 90.9090 yen per dollar (1 – (100/90.9090))).

Where the currency performance is less than –10%, the payment at maturity on the Buffered PLUS is less than the $1,000 stated principal amount per Buffered PLUS and reflects the downside factor of 1.111.  For example, a final exchange rate of 50 yen per dollar will result in a currency performance of –100% (1 – (100/50)) and a payment at maturity of $1,000 + [$1,000 x (–100% + 10%) x 1.111], or $0.  As these Buffered PLUS do not have any minimum payment at maturity, you could lose your entire investment.

In this hypothetical issuance of Buffered PLUS, you will realize the maximum payment at maturity with a currency performance of 15% (i.e., with a final exchange rate of 117.6471 yen per dollar (1 – (100/117.6471))).  Although the leverage factor provides 200% exposure to any weakening in the Japanese yen relative to the U.S. dollar, because the payment at maturity will be limited to 130% of the stated principal amount, any weakening of the Japanese yen relative to the U.S. dollar by more than 15% (i.e., any increase in the final exchange rate above 117.6471 yen per dollar) will not further increase the return on the Buffered PLUS.

Example 4: PLUS linked to a basket of currencies that are bullish on the basket of currencies and accordingly bearish on the U.S. dollar

For PLUS linked to a basket of currencies, it is important to note that a positive currency performance of one or more of the basket currencies may be moderated, or wholly offset, by a negative currency performance or a lesser positive currency performance of one or more of the other basket currencies.

In the following example, we have assumed that the underlying basket currencies are the Australian dollar, the Canadian dollar, the Eurozone euro and the British pound and that the PLUS will pay a positive return if the basket of currencies appreciates against the U.S. dollar.  We have assumed that the stated principal amount of the PLUS is $1,000.  The exchange rate for each of the Australian dollar, the Eurozone euro and the British pound is expressed as the number of U.S. dollars per unit of each basket currency, and, consequently, the currency performance, which will measure how much those currencies have strengthened or weakened relative to the U.S. dollar, will be calculated using the following formula:

The exchange rate for the Canadian dollar, on the other hand, is expressed as the number of Canadian dollars per one U.S. dollar, and, consequently, the currency performance, which will measure how much the Canadian dollar has strengthened or weakened relative to the U.S. dollar, will be calculated using the following formula:

Below is an example illustrating the payment at maturity when certain basket currencies have strengthened relative to the U.S. dollar but other basket currencies have weakened to a greater extent relative to the U.S. dollar, resulting in a negative basket performance.

Basket Currency	Basket Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
Australian dollar	25%	0.80	0.84	+5%
Canadian dollar	25%	1.00	1.1111	– 10%
Eurozone euro	25%	1.50	1.20	– 20%
British pound	25%	2.00	2.10	+5%

Basket performance  = sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) weighting

So, using the hypothetical exchange rates above,

equals

basket performance  = – 5.00%

The basket performance is less than zero and the payment at maturity is calculated as follows:

Payment at maturity = stated principal amount x (1 + basket performance)

= $1,000 x [1 + (–5.00%)] = $950

The basket performance may be equal to or less than zero even though one or more basket currencies has strengthened relative to the U.S. dollar over the term of the PLUS as this strengthening may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.  In the above example, the strengthening of the Australian dollar and the British pound relative to the U.S. dollar is more than offset by the weakening of the Canadian dollar and the Eurozone euro relative to the U.S. dollar.

RISK FACTORS

The PLUS are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the PLUS do not pay interest or guarantee the return of principal at maturity.  The return investors realize on the PLUS is linked to the performance of an underlying currency or basket of currencies and is generally limited by the maximum payment at maturity.  Investing in the PLUS is not equivalent to investing directly in the underlying currency or basket of currencies.  This section describes the most significant risks relating to the PLUS.  You should carefully consider whether the PLUS are suited to your particular circumstances before you decide to purchase them.

PLUS do not pay interest or guarantee return of principal

The terms of the PLUS differ from those of ordinary debt securities in that we do not guarantee to pay you the principal amount of the PLUS at maturity and generally do not pay you interest on the PLUS.  Instead, at maturity you will receive for each PLUS that you hold an amount in cash based on either the positive performance or the negative performance of the underlying currency or basket of currencies.  If the currency performance or the basket performance, as measured by the formula specified in the applicable pricing supplement, is negative, you will lose some or all of your investment.

Your appreciation potential is limited

The appreciation potential of the PLUS is generally limited by the maximum payment at maturity.  Although the leverage factor provides increased exposure to any positive currency performance or basket performance, as applicable, the payment at maturity will never exceed the maximum payment at maturity, which will be a fixed percentage of the stated principal amount per PLUS.  Further, except for certain Buffered PLUS, you will be fully exposed to any negative currency performance or basket performance, as applicable.  As a result, you may lose some or all of your investment in the PLUS.

The PLUS are subject to currency exchange risk

Fluctuations in the exchange rates between an underlying currency or basket of currencies and the U.S. dollar (or other currency used as the base currency) will affect the value of the PLUS.

Exchange rates between currencies are the result of the supply of, and the demand for, those currencies.  Changes in exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country of each underlying currency, including economic and political developments in other countries.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation,

•	existing and expected interest rate levels,

•	the balance of payments, and

•	the extent of governmental surpluses or deficits in the country of each underlying currency.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries of each underlying currency and other countries important to international trade and finance.

The PLUS will not be listed on any securities exchange and secondary trading may be limited

The PLUS will not be listed on any securities exchange and there may be little or no secondary market for the PLUS.  Our affiliate, MS & Co., may, but is not obligated to, make a market in the PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If MS & Co. were not to make a market in the PLUS, it is likely that there would be no secondary market for the PLUS.  Accordingly, you should be willing to hold your PLUS to maturity.

Market price of the PLUS will be influenced by many unpredictable factors

Several factors, many of which are beyond our control, will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including:

•	the exchange rate on any day for the underlying currency or currencies,

•	the volatility (frequency and magnitude of changes in value) of the underlying currency or basket of currencies,

•	interest and yield rates in the market,

•
geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying currencies or currency markets generally and that may affect the final exchange rates (or final average exchange rates, for PLUS with multiple valuation dates) for the underlying currencies,

•	the time remaining to the maturity of the PLUS, and

•	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your PLUS prior to maturity.  For example, you may have to sell your PLUS at a substantial discount from the stated principal amount if at the time of sale or on earlier valuation dates, if any, the underlying currency or basket of currencies has weakened (or strengthened, in the case of PLUS that are bearish on a foreign currency or a basket of foreign currencies), or if interest rates rise.

You cannot predict the future performance of the underlying currency or basket of currencies based on its or their historical performance.  We cannot guarantee that the underlying currencies will strengthen (or weaken, in the case of PLUS that are bearish on a foreign currency or a basket of foreign currencies) so that you will receive at maturity an amount in excess of the stated principal amount of the PLUS.

The PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the PLUS

You are dependent on Morgan Stanley's ability to pay all amounts due on the PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the PLUS prior to maturity will be affected by changes in the market's view of Morgan Stanley's creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the value of the PLUS.

Intervention in the currency markets by the countries issuing underlying currencies could materially and adversely affect the value of the PLUS

Specific currencies’ exchange rates can be highly volatile and are affected by numerous factors specific to each foreign country.  Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the PLUS is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations or allow a previously fixed or range-limited exchange rate to float freely or in a broader band.  The liquidity and trading value of and amount payable on the PLUS could also be affected by fluctuations in response to other market forces and by the movement of currencies across borders.  There will be no offsetting adjustment or change made during the term of the PLUS in the event that any floating exchange rate should become fixed, any fixed exchange rate should be allowed to float, or that the band limiting the float of any underlying currency should be altered or removed.  Nor will there be any offsetting adjustment or change in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the underlying currencies, the U.S. dollar or any other currency.  Therefore, any significant changes or governmental actions with respect to any underlying currencies, the U.S. dollar or any other currency that result in the weakening of any of the underlying currencies (or the strengthening in the case of PLUS that are bearish on a foreign currency or a basket of foreign currencies) could materially and adversely affect the value of the PLUS.

Suspension or disruptions of market trading in the underlying currencies may adversely affect the value of the PLUS

The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the exchange rates of the underlying currencies and, therefore, the value of the PLUS.

Specific currency exchange rates are volatile and are affected by factors specific to the relevant sovereign government

For special risks related to certain underlying currencies that may be specified in the applicable pricing supplement, please see the relevant descriptions in “Annex I––Certain Additional Currency Exchange Rate Risks.”

Even though currencies trade around-the-clock, the PLUS will not

The Interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the PLUS, if any trading market develops, will not conform to the hours during which the underlying currencies are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the PLUS.  The possibility of these movements should be taken into account in relating the value of the PLUS to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the currencies used to calculate the supplemental redemption amount.  There is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the PLUS at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the PLUS and the cost of hedging our obligations under the PLUS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the PLUS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Changes in the value of one or more of the basket currencies may offset each other

For PLUS linked to a basket of two or more currencies, exchange rate movements in the basket currencies may not correlate with each other.  In calculating the basket performance on a valuation date, a positive currency performance of one or more of the basket currencies may be moderated, or wholly offset, by a negative currency performance or a lesser positive currency performance of one or more of the other basket currencies.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether a positive currency performance of any of the basket currencies will be offset by a negative currency performance of other basket currencies, based on their historical performance.

The basket currencies may not be equally weighted

If the PLUS are linked to a basket of currencies, the basket currencies may have different weightings in the basket.  In such case, the same percentage change in two of the basket currencies could have different effects on the basket performance because of the unequal weightings.  For example, if the weighting of one basket currency is greater than the weighting of another basket currency, a currency performance of –5% for the basket currency with the greater weighting will have a greater impact on the basket performance than a currency performance of 5% for the basket currency with the lesser weighting.

In the case of PLUS with multiple valuation dates, the PLUS may pay less than the principal amount at maturity even where the underlying currency or basket of currencies has strengthened (or weakened, in the case of PLUS that are bearish on a foreign currency or a basket of foreign currencies) as of the final valuation date

For PLUS with multiple valuation dates, you will receive a payment at maturity that is greater than the stated principal amount of the PLUS only if the arithmetic average of the exchange rates on the valuation dates of the underlying currency or basket currencies results in a positive currency performance or basket performance, as applicable.  Consequently, it is possible that you will receive at maturity an amount less than or equal to the stated principal amount for each PLUS you hold, even if the underlying currency or basket of currencies has strengthened (or weakened, in the case of PLUS that are bearish on a foreign currency or a basket of foreign currencies) substantially as of the final valuation date.

The Calculation Agent, which is a subsidiary of the issuer, will make determinations with respect to the PLUS

The Calculation Agent will determine the initial exchange rate for each underlying currency and will determine the final exchange rate (or final average exchange rate, in the case of PLUS with multiple valuation dates) for each underlying currency, the currency performance or the basket performance, as applicable, and will calculate the payment, if any, you will receive at maturity.  Any of these determinations made by the Calculation Agent, including with respect to the calculation of any exchange rate in the event of a discontinuance of reporting of any underlying currency’s exchange rate, may affect the payout to you at maturity.  See the section of this prospectus supplement called “Description of PLUS—Exchange Rate.”

Hedging and trading activity by our subsidiaries could potentially adversely affect the exchange rate of the underlying currency

One or more of our subsidiaries expect to carry out hedging activities related to the PLUS (and possibly to other instruments linked to the underlying currencies), including trading in forward and options contracts on the underlying currencies as well as in other instruments related to the underlying currencies.  Some of our subsidiaries also trade the underlying currencies and other financial instruments related to the underlying currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial exchange rates for the underlying currencies and, as a result, could affect the exchange rate that must prevail with respect to the underlying currencies on the valuation date(s) before you would receive at maturity a payment that exceeds the stated principal amount of the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS could potentially affect the exchange rates of the underlying currencies on the valuation date(s) and, accordingly, the amount of cash you will receive at maturity.

Although we generally intend to treat the PLUS as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, the U.S. federal income tax consequences of an investment in the PLUS are uncertain.

Although we generally intend to treat the PLUS as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, the U.S. federal income tax consequences of an investment in the PLUS are uncertain.  Assuming the characterization of a PLUS as an open transaction is respected, a U.S. Holder (as defined below under “United States Federal Taxation”) should not be required to recognize any taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange.  Any gain or loss recognized by a U.S. Holder with respect to the PLUS should be treated as ordinary income or loss, unless an election to treat such gain or loss as capital gain or loss is available and validly made by a U.S. Holder.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the PLUS, the timing and character of income on the PLUS might differ significantly from the tax treatment described in this prospectus supplement.  For instance, the IRS could assert that the PLUS should be treated as one or more debt instruments, whereupon the timing and character of income might differ significantly.  The risk that buffered securities would be recharacterized for U.S. federal income tax purposes as debt instruments, rather than as an open transaction, is higher than with other non-principal protected currency-linked securities.  Alternatively, it is possible that a U.S. Holder may be required to “mark-to-market” the PLUS and recognize gain or loss at the close of each taxable year for which it holds the PLUS as if the PLUS were sold for their fair market value on the last day of such taxable year.  We do not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in the section entitled “United States Federal Taxation” in this prospectus supplement.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Please read carefully the section of this prospectus supplement called “United States Federal Taxation” concerning the U.S. federal income tax consequences of an investment in the PLUS.  Both U.S. and non-U.S. investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by the notice, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF PLUS

Investors should carefully read the general terms and provisions of our debt securities in “Description of Debt Securities” in the prospectus.  This section supplements that description.  The applicable pricing supplement will specify the particular terms of each issuance of PLUS, and may supplement, modify or replace any of the information in this section and in “Description of Debt Securities” in the prospectus.  References in this prospectus supplement to a PLUS shall refer to the stated principal amount specified as the denomination for that issuance of PLUS in the applicable pricing supplement.

The following terms used in this section are defined in the indicated sections of the accompanying prospectus:

•	Senior Debt Indenture (“Description of Debt Securities — Indentures”)
•	senior indebtedness (“Description of Debt Securities — Subordination Provisions”)

General Terms of the PLUS

We will issue the PLUS as part of our Series F medium-term notes under the Senior Debt Indenture.  The Series F medium-term notes issued under the Senior Debt Indenture, together with our senior Series G and Series H global medium-term notes, referred to below under “Plan of Distribution (Conflicts of Interest),” will constitute a single series under the Senior Debt Indenture, together with any other obligations we issue in the future under the Senior Debt Indenture that we designate as being part of that series.  The Senior Debt Indenture does not limit the amount of additional indebtedness that we may incur.  We may, without your consent, create and issue additional PLUS with the same terms as previous issuances of PLUS, so that the additional PLUS will be considered as part of the same issuance as the earlier PLUS.

Ranking.  PLUS issued under the Senior Debt Indenture will rank on a parity with all of our other senior indebtedness and with all of our other unsecured and unsubordinated indebtedness, subject to statutory exceptions in the event of liquidation upon insolvency.

Terms Specified in Pricing Supplements.  A pricing supplement will specify the following terms of any issuance of PLUS to the extent applicable:

•	the issue price (price to public);

•	the stated principal amount per PLUS;

•	the aggregate principal amount;

•	the denominations or minimum denominations;

•	the method of quotation for each underlying currency;

•	whether the PLUS are bullish or bearish on the underlying currency or basket of currencies;

•	whether the PLUS are buffered;

•	the original issue date;

•	the stated maturity date and any terms related to any extension of the maturity date not otherwise set forth in this prospectus supplement;

•	the underlying currency or underlying basket of currencies, and if the latter applies, the applicable weighting for each basket currency;

•	the exchange rate for each underlying currency on the pricing date;

•	the valuation date(s);

•	the leverage factor;

•	the buffer amount, if applicable;

•	the downside factor, if applicable;

•	the maximum and/or minimum payment at maturity, if applicable;

•	the rate per year at which the PLUS will bear interest, if any, or the method of calculating that rate and the dates on which interest will be payable;

•	whether the PLUS may be redeemed, in whole or in part, at our option or repaid at your option, prior to the stated maturity date, and the terms of any redemption or repayment;

•
if any PLUS are not denominated and payable in U.S. dollars, the currency or currencies in which the principal, premium, if any, and interest, if any, will be paid, which we refer to as the “specified currency,” along with any other terms relating to the non-U.S. dollar denomination;

•	whether the PLUS will be listed on any securities exchange;

•	whether the PLUS will be issued in book-entry or certificated form;

•
if the PLUS are in book-entry form, whether the PLUS will be offered on a global basis to investors through Euroclear and Clearstream, Luxembourg as well as through the Depositary (each as defined below); and

•	any other terms on which we will issue the PLUS.

Some Definitions.  We have defined some of the terms that we use frequently in this prospectus supplement below:

“basket of currencies” means the underlying basket of currencies specified in the applicable pricing supplement, the performance of which underlies the PLUS.  We refer to each currency in the basket as a “basket currency.”

“buffer amount” means the percentage specified in the applicable pricing supplement by which the currency performance or the basket performance, as applicable, may be below zero before you will lose any part of the stated principal amount per Buffered PLUS.

“business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

“Clearstream, Luxembourg” means Clearstream Banking, société anonyme.

“currency business day” means any day, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close and (ii) a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur:

(a)	in Buenos Aires, Argentina with respect to the Argentine peso;

(b)	in (x) Sao Paulo, Brazil, Rio de Janeiro, Brazil, or Brasilia, Brazil and (y) New York City with respect to the Brazilian real;

(c)	in Santiago, Chile with respect to the Chilean peso;

(d)	in Beijing, China with respect to the Chinese renminbi;

(e)	in Hong Kong with respect to the Hong Kong dollar;

(f)	in London, England with respect to the Hungarian forint;

(g)	in Mumbai, India with respect to the Indian rupee;

(h)	in Jakarta, Indonesia with respect to the Indonesian rupiah;

(i)	in Kuala Lumpur, Malaysia and Singapore with respect to the Malaysian ringgit;

(j)	in New York City with respect to the Mexican peso;

(k)	in Manila, The Philippines with respect to the Philippine peso;

(l)	in Bucharest, Romania with respect to the Romanian leu;

(m)	in Moscow, Russia and New York City with respect to the Russian ruble;

(n)	in London, England with respect to the Singapore dollar;

(o)	in Johannesburg, South Africa with respect to the South African rand;

(p)	in Seoul, Republic of Korea with respect to the South Korean won;

(q)	in Taipei, Taiwan with respect to the Taiwan dollar;

(r)	in Bangkok, Thailand with respect to the Thai baht;

(s)	in London, England with respect to the Turkish lira;

(t)	in Dubai, United Arab Emirates with respect to the United Arab Emirates dirham; and

(u)	in Hanoi, Vietnam with respect to the Vietnamese dong.

With respect to the Australian dollar, the British pound, the Canadian dollar, the Danish krone, the Eurozone euro, the Japanese yen, the New Zealand dollar, the Norwegian krone, the Swedish krona and the Swiss franc, “currency business day” means any day, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York City and (ii) a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur in London, England.

“Depositary” or “DTC” means The Depository Trust Company, New York, New York.

“downside factor” means the factor specified as such in the applicable pricing supplement.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear System.

“exchange rate” means on any currency business day, unless otherwise specified in the applicable pricing supplement:

(i)
with respect to each of the Australian dollar, the British pound, the Canadian dollar, the Danish krone, the Eurozone euro, the Hong Kong dollar, the Hungarian forint, the Japanese yen, the Mexican peso, the New Zealand dollar, the Norwegian krone, the Romanian leu, the Singapore dollar, the South African rand, the Swedish krona, the Swiss franc, the Turkish lira and the United Arab Emirates dirham, the rate for conversion of such underlying currency into U.S. dollars (expressed, in the case of the Australian dollar, the British pound, the Eurozone euro and the New Zealand dollar, as the number of U.S. dollars per unit of such underlying currency and, in the case of the Canadian dollar, the Danish krone, the Hong Kong dollar, the Hungarian forint, the Japanese yen, the Mexican peso, the Norwegian krone, the Romanian leu, the Singapore dollar, the South African rand, the Swedish krona, the Swiss franc, the Turkish lira and the United Arab Emirates dirham, as the number of units of such underlying currency per one U.S. dollar) as determined by reference to the rate displayed on the applicable reference source (such as the applicable Reuters page) for such underlying currency on such currency business day, as determined by the Calculation

Agent; provided that if (i) no such rate is displayed on the applicable reference source for such day for such underlying currency, or (ii) the Calculation Agent determines in good faith that the rate so displayed on the applicable reference source is manifestly incorrect, the exchange rate will equal the arithmetic mean, as determined by the Calculation Agent, of the firm quotes of exchange rates for conversion of such underlying currency into U.S. dollars determined by at least five independent leading dealers, selected by the Calculation Agent (the “reference dealers”), in the underlying market for such underlying currency taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such reference dealers; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of such underlying currency into U.S. dollars determined by the reference dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the Calculation Agent is unable to obtain five such quotes from the reference dealers on such date for any reason, the exchange rate for such underlying currency shall be the exchange rate as determined by the Calculation Agent in good faith on such day taking into account any information deemed relevant by the Calculation Agent; and

(ii)
with respect to each of the Argentine peso, the Brazilian real, the Chilean peso, the Chinese renminbi, the Indian rupee, the Indonesian rupiah, the Malaysian ringgit, the Philippine peso, the South Korean won, the Russian ruble, the Taiwan dollar, the Thai baht and the Vietnamese dong, the rate for conversion of such underlying currency into U.S. dollars (expressed as the number of units of such underlying currency per one U.S. dollar) as determined by reference to the rate displayed on the applicable reference source for such underlying currency on such currency business day, as determined by the Calculation Agent; provided that if (i) no such rate is displayed on the applicable reference source for such day for such underlying currency, (ii) such day is an unscheduled holiday with respect to any such underlying currency, or (iii) the Calculation Agent determines in good faith that the rate so displayed on the applicable reference source is manifestly incorrect, the exchange rate for such underlying currency will equal the arithmetic mean, as determined by the Calculation Agent, of the firm quotes of exchange rates for conversion of such underlying currency into U.S. dollars determined by the reference dealers in the underlying market for such underlying currency taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such reference dealers; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of any such underlying currency determined by the reference dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the Calculation Agent is unable to obtain five such quotes from the reference dealers on such date for any reason, the exchange rate for such underlying currency shall be the exchange rate as determined by the Calculation Agent in good faith on such day taking into account any information deemed relevant by the Calculation Agent; provided yet further that, with respect to the Brazilian real, if a price materiality event occurs, the exchange rate for Brazilian real shall be the rate as determined in the definition of “price materiality event” below.

Quotes of MS & Co. or the Calculation Agent or any of their affiliates may be included in the calculation of any mean described in clauses (i) or (ii) above, but only to the extent that any such bid is the highest of the quotes obtained.

If any underlying currency is lawfully eliminated, converted, redenominated or exchanged by the country that issued such underlying currency after the pricing date and prior to the valuation date, the Calculation Agent, in its sole discretion, will determine the final exchange rate of such underlying currency (or make such adjustment to the initial exchange rate of such underlying currency) on the valuation date, in accordance with legal requirements and market practice.

“leverage factor” means the percentage specified as such in the applicable pricing supplement.

“maturity date” means the date specified in the applicable pricing supplement.

“original issue date” means the date specified in the applicable pricing supplement on which a particular issuance of PLUS will be issued.

“payment at maturity” means the payment due at maturity with respect to each PLUS, as described under “—Payment at Maturity” below.

“price materiality event” means, with respect to the Brazilian real, that (i) the exchange rate as displayed on the applicable reference source for the Brazilian real has been, in the good faith belief of the Calculation Agent, inflated or deflated by government intervention and (ii) the difference between such rate and the arithmetic mean, as determined by the Calculation Agent, of the exchange rate for conversion of the Brazilian real into U.S. dollars determined by five reference dealers (“Brazilian reference dealers’ rate”), selected by the Calculation Agent in the underlying market for the Brazilian real, taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by the reference dealers, is more than 3%, then, in such case, the exchange rate for the Brazilian real on the valuation date will be the Brazilian reference dealers’ rate.  If such difference is less than 3%, then, in such case, the exchange rate for the Brazilian real will be determined as set forth in the definition of “exchange rate” above.

“pricing date” means the day when we price the PLUS for initial sale to the public.

“reference source” means the applicable Reuters page or other source for any exchange rate as specified in the applicable pricing supplement.

“Reuters page” means the display page so designated by Reuters Monitor Money Rates Service (“Reuters”) or any other display page that may replace that display page on Reuters and any successor service thereto.

“stated principal amount” for an issuance of PLUS shall be the principal amount per PLUS, as specified in the applicable pricing supplement.

“trading day” means a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, The NASDAQ Stock Market LLC, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

“underlying currency” or “underlying currencies” means the currency or currencies specified in the applicable pricing supplement, the performance of which, as measured by the specified currency exchange rates, underlies the PLUS.

“unscheduled holiday” means, with respect to any of the Argentine peso, the Brazilian real, the Chinese renminbi, the Indian rupee, the Indonesian rupiah, the Malaysian ringgit, the Philippine peso, the South Korean won, the Russian ruble, the Taiwan dollar, the Thai baht and the Vietnamese dong, a day that is not a currency business day with respect to any such underlying currency and the market was not made aware of such fact (by means of a public announcement or by reference to other publicly announced information) until a time later than 9:00 a.m. local time in the principal financial center(s) of any such underlying currency on the date that is two business days prior to the valuation date for such underlying currency.

“valuation date” or “valuation dates” with respect to an issuance of PLUS will be specified in the applicable pricing supplement.  If there is only one valuation date, the final exchange rate(s) will be determined on that valuation date.  If there are multiple valuation dates, then the final average exchange rate(s) will be determined on the last valuation date, which we refer to as the “final valuation date.”  In the case of PLUS linked to a single currency, if the date specified as the valuation date or any of the multiple valuation dates in the applicable pricing supplement is not a currency business day, that valuation date will be the immediately preceding currency business day with respect to such currency.  In the case of PLUS linked to a basket of currencies, if the date specified as the valuation date or any of the multiple valuation dates in the applicable pricing supplement is not a currency business day with respect to any basket currency, that valuation date solely for the affected basket currency will be the immediately preceding currency business day with respect to such basket currency.

“weighting” of an underlying currency in a basket of currencies represents the percentage of the whole basket initially assigned to such currency.  The weightings for each currency in a basket will be specified in the applicable pricing supplement.

References in this prospectus supplement to “U.S. dollars” or “U.S.$” or “$” are to the currency of the United States of America.

Other terms of the PLUS are described in the following paragraphs.

PAYMENT AT MATURITY

PLUS Linked to a Single Currency

The payment at maturity for each PLUS will equal:

•	If the currency performance is positive,

stated principal amount per PLUS    +    leveraged upside payment,

subject to a maximum payment at maturity, if any, specified in the applicable pricing supplement,

•	If the currency performance is zero or negative,

stated principal amount per PLUS    x    (1 + currency performance),
where,

“leveraged upside payment” means the product of (i) the stated principal amount, (ii) the leverage factor and (iii) the currency performance.

“currency performance” with respect to each issuance of PLUS is described by one of the following formulas as specified in the applicable pricing supplement:

and where,

“initial exchange rate” means the exchange rate on the pricing date, as specified in the applicable pricing supplement, and

“final exchange rate” means the exchange rate on the valuation date, as specified in the applicable pricing supplement.

For PLUS with multiple valuation dates, calculation of the currency performance will be based on the arithmetic average of the exchange rates of the underlying currency on the valuation dates, as calculated by the Calculation Agent on the final valuation date, which we refer to as the “final average exchange rate,” in lieu of the final exchange rate.

PLUS linked to a Basket of Currencies

The payment at maturity for each PLUS will equal:

•	If the basket performance is positive,

stated principal amount per PLUS    +    leveraged upside payment,

subject to a maximum payment at maturity, if any, specified in the applicable pricing supplement,

•	If the basket performance is zero or negative,

stated principal amount per PLUS    x    (1 + basket performance),
where,

“leveraged upside payment” means the product of (i) the stated principal amount, (ii) the leverage factor and (iii) the basket performance.

“basket performance” means the sum of the currency performance values for each basket currency specified in the applicable pricing supplement.

“currency performance value” means, for each basket currency, the product of (i) the currency performance and (ii) the weighting, for such basket currency, which may be expressed in the applicable pricing supplement as:

depending on how the currency performance for that basket currency is expressed.  See “Summary––Payment at Maturity” above.

For PLUS linked to a basket of currencies with multiple valuation dates, calculation of the currency performance values of each basket currency will be based on the arithmetic average of the exchange rates of each basket currency on the valuation dates, as calculated by the Calculation Agent on the final valuation date, which we refer to as the “final average exchange rate,” in lieu of the final exchange rate.

Buffered PLUS

The payment at maturity for each Buffered PLUS will equal:

•	If the currency performance or the basket performance, as applicable, is positive,

stated principal amount per PLUS    +    leveraged upside payment,

subject to a maximum payment at maturity, if any, specified in the applicable pricing supplement,

•	If the currency performance or the basket performance, as applicable, is zero or negative but has not declined by more than the buffer amount,

stated principal amount per PLUS, or

•	If the currency performance or the basket performance, as applicable, has declined by more than the buffer amount,

o	if there is a minimum payment at maturity:

; depending on whether the Buffered PLUS are linked to a single currency or a basket of currencies.

➢
This payment will be less than the stated principal amount; however, the payment at maturity for each Buffered PLUS will not be less than the minimum payment at maturity, which will be the stated principal amount times the buffer amount.

o	if there is no minimum payment at maturity:

; depending on whether the Buffered PLUS are linked to a single currency or a basket of currencies.

➢
Because in this scenario the sum of the currency performance or the basket performance, as applicable, and the buffer amount will be negative, the payment at maturity will be less than the stated principal amount and may be zero.

Trustee

The “Trustee” for each offering of PLUS issued under our Senior Debt Indenture will be The Bank of New York Mellon, a New York banking corporation (as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)).

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depositary of the amount of cash to be delivered with respect to the stated principal amount of each PLUS, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date and (ii) deliver the aggregate cash amount due with respect to the PLUS to the Trustee for delivery to the Depositary, as holder of the PLUS, on the maturity date.  We expect such amount of cash will be distributed to investors on the maturity date in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants.  See “—Forms of Securities—Book-Entry Securities” or “—Forms of Securities—Certificated Securities” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Agent

Unless otherwise specified in the applicable pricing supplement, the “agent” for each underwritten offering of PLUS will be MS & Co.

Calculation Agent and Calculations

We have appointed Morgan Stanley Capital Services Inc. or its successors, which we refer to as MSCS, or such other entity as set forth in the applicable pricing supplement, to act as “Calculation Agent” for us with respect to the PLUS.  The Calculation Agent will determine, among other things, the initial exchange rate(s), the final exchange rate(s) (or final average exchange rate(s), for PLUS with multiple valuation dates), the currency performance(s) and the basket performance and will calculate the payment at maturity.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

All calculations with respect to the payment at maturity, if any, including with respect to the calculation of the currency performance, for PLUS linked to a single currency will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

All calculations with respect to the payment at maturity, if any, including with respect to the calculation of the basket performance as well as the currency performance value of each basket currency, for PLUS linked to a basket of currencies will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to ..987654322); all dollar amounts related to determination of the amount of cash payable per PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the initial exchange rate(s), the final exchange rate(s) (or final average exchange rate(s), for PLUS with multiple valuation dates), the currency performance(s), the basket performance and the payment at maturity.  MSCS, or such other entity appointed as Calculation Agent as set forth in the applicable pricing supplement, is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Alternate Exchange Calculation in the Case of an Event of Default

If an event of default with respect to any issuance of PLUS shall have occurred and be continuing, the Calculation Agent will determine the amount declared due and payable upon any acceleration of such PLUS (the “Acceleration Amount”), which will be equal to the payment at maturity calculated as if the exchange rate for the underlying currencies on any valuation date scheduled to occur on or after the date of such acceleration were the exchange rate on the date of acceleration, plus, if applicable, any accrued but unpaid interest as of the date of such acceleration.

If the maturity of the PLUS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the PLUS as promptly as possible and in no event later than two business days after the date of such acceleration.

Forms of Securities

As noted above, the PLUS are issued as part of our Series F medium-term note program.  We will issue PLUS only in fully registered form either as book-entry securities or as certificated securities.  References to “holders” mean those who own PLUS registered in their own names, on the books that we or the Trustee maintain for this purpose, and not those who own beneficial interests in PLUS registered in street name or in PLUS issued in book-entry form through one or more depositaries.

Book-entry securities.  For PLUS in book-entry form, we will issue one or more global certificates representing the entire issue of PLUS.  Except as set forth in the prospectus under “Forms of Securities—Global Securities,” you may not exchange book-entry securities or interests in book-entry securities for certificated securities.

Each global security certificate representing book-entry securities will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or a nominee of the Depositary.  These certificates name the Depositary or its nominee as the owner of the PLUS.  The Depositary maintains a computerized system that will reflect the interests held by its participants in the global securities.  An investor’s beneficial interest will be reflected in the records of the Depositary’s direct or indirect participants through an account maintained by the investor with its  broker/dealer, bank, trust company or other representative.  A further description of the Depositary’s procedures for global securities representing book-entry securities is set forth under “Forms of Securities—The Depositary” in the prospectus.  The Depositary has confirmed to us, the agent and the Trustee that it intends to follow these procedures.

Certificated securities.  If we issue PLUS in certificated form, the certificate will name the investor or the investor’s nominee as the owner of the PLUS.  The person named in the security register will be considered the owner of the PLUS for all purposes under the Senior Debt Indenture.  For example, if we need to ask the holders of any issuance of PLUS to vote on a proposed amendment to such PLUS, the person named in the security register will be asked to cast any vote regarding that issuance of PLUS.  If you have chosen to have some other entity hold the certificates for you, that entity will be considered the owner of your PLUS in our records and will be entitled to cast the vote regarding your PLUS.  You may not exchange certificated securities for book-entry securities or interests in book-entry securities.

New York law to govern.  The PLUS will be governed by, and construed in accordance with, the laws of the State of New York.

Interest and Principal Payments

You should read the section called  “Description of Debt Securities” in the prospectus, where we describe generally how principal and interest payments, if any, on the PLUS are made, how exchanges and transfers of the PLUS are effected and how fixed and floating rates of interest on the PLUS, if any, are calculated.

USE OF PROCEEDS AND HEDGING

The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.  The original issue price of the PLUS includes the agent’s commissions (as shown on the cover page of the applicable pricing supplement) paid with respect to the PLUS and the cost of hedging our obligations thereunder.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the day we price the PLUS for initial sale to the public, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the PLUS by taking positions in forwards and options contracts on the underlying currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially affect the exchange rate for the underlying currencies, and, therefore, the exchange rate that must prevail with respect to the underlying currencies on the valuation date before you would receive at maturity a payment that exceeds the stated principal amount of the PLUS.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the PLUS, including on the valuation date, by purchasing and selling the underlying currencies or forwards or options contracts on the underlying currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging activities, including by selling any such currencies or instruments on the valuation date.  We cannot give any assurance that our hedging activities will not affect the value of the underlying currencies in a way that may reduce the payment that you will receive at maturity.

PLUS OFFERED ON A GLOBAL BASIS

If we offer the PLUS on a global basis we will so specify in the applicable pricing supplement.  The additional information contained in the prospectus under “Securities Offered on a Global Basis through the Depositary—Book-Entry, Delivery and Form” and “—Global Clearance and Settlement Procedures” will apply to every offering on a global basis.  The additional provisions described under “Securities Offered on a Global Basis through the Depositary—Tax Redemption” and “—Payment of Additional Amounts” will apply to PLUS offered on a global basis only if we so specify in the applicable pricing supplement.

BENEFIT PLAN INVESTOR CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to assets of any Plan involved in the transaction, and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the PLUS.

Because we may be considered a party in interest with respect to many Plans, the PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the PLUS that either (a) it is not a Plan or a Plan Asset Entity, is not purchasing such PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding or disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

UNITED STATES FEDERAL TAXATION

The following are the material U.S. federal income tax consequences of ownership and disposition of the PLUS.

The discussion below assumes that the PLUS will not pay any stated interest and that the PLUS will be denominated in the U.S. dollar.  The U.S. federal income tax consequences of an investment in a PLUS that provides for stated interest or a PLUS denominated in a currency other than the U.S. dollar will be set forth in the applicable pricing supplement.  In addition, in certain circumstances, we intend to treat a PLUS as one or more debt instruments, in which case the U.S. federal income tax consequences will be set forth in the applicable pricing supplement.

This discussion applies only to initial investors in the PLUS who:

•
purchase the PLUS at their “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the PLUS is sold; and

•	will hold the PLUS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;
•	insurance companies;
•	dealers and certain traders in securities, commodities or foreign currencies;
•	investors holding the PLUS as part of a hedging transaction, “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
•	U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•	regulated investment companies;
•	real estate investment trusts;
•	tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively; or
•	persons subject to the alternative minimum tax.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances.  As the law applicable to the U.S. federal income taxation of instruments such as the PLUS is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein.  Persons considering the purchase of the PLUS should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

This discussion is subject to any additional discussion regarding U.S. federal income taxation contained in the applicable pricing supplement.  Accordingly, you should also consult the applicable pricing supplement for any additional discussion regarding U.S. federal income taxation with respect to the specific PLUS offered thereunder.

General

Except as otherwise provided in the applicable pricing supplement, we intend to treat the PLUS as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the PLUS or instruments that are similar to the PLUS for U.S. federal income tax purposes, no assurance can be given that the Internal

Revenue Service (the “IRS”) or the courts will agree with the treatment described herein.  Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS (including possible alternative treatments of the PLUS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of the PLUS described above.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a PLUS that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or
•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the PLUS

Assuming the treatment of the PLUS as set forth above is respected, and subject to the discussion below concerning the potential application of Section 1256 of the Code, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity. A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis.  A U.S. Holder’s tax basis in the PLUS should equal the amount paid by the U.S. Holder to acquire the PLUS.

Sale, Exchange or Settlement of the PLUS.  Upon a sale or exchange of the PLUS, or upon settlement of the PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the PLUS sold, exchanged or settled.

Character of Gain or Loss.  Because the return on the PLUS is “determined by reference to the value” of one or more foreign currencies, any gain or loss recognized on the PLUS (including any gain or loss resulting from the possible mark-to-market treatment discussed below) should be ordinary income or loss unless the U.S. Holder makes a valid election under Section 988(a)(1)(B) of the Code before the close of the day on which the U.S. Holder purchases the PLUS (the “Section 988 election”) to treat such gain or loss as capital gain or loss.  While the matter is not clear, we believe it is more likely than not that the Section 988 election is available for the PLUS.  U.S. Holders should consult their tax advisers about the potential application of Section 988 and the Section 988 election.  In addition, a U.S. Holder might be subject to special reporting requirements that apply to foreign currency losses that exceed certain thresholds.

Possible Application of Section 1256 of the Code

Special rules will apply if the PLUS, in whole or in part, constitutes a “Section 1256 Contract” under Section 1256 of the Code.  Section 1256 Contracts include, among others, “foreign currency contracts” as defined in Section 1256(g)(2)(A) of the Code.  If Section 1256 were to apply to a PLUS, U.S. Holders would be required (i) to mark-to-market all, or a portion, of the PLUS as if it were sold at its fair market value on the last business day of each year it is held, and (ii) if the Section 988 election described above were available and validly made by a U.S. Holder, to recognize any gain or loss in respect of the portion of the PLUS which is treated as a Section 1256 Contract as 40% short-term capital gain or loss and 60% long-term capital gain or loss.  U.S. Holders should consult their tax advisers regarding the potential application of Section 1256 to the PLUS.

Possible Alternative Tax Treatments of an Investment in the PLUS

Due to the absence of authorities that directly address the proper characterization of the PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  In particular, with respect to a PLUS that matures (after taking into account the last possible date that the PLUS could be outstanding under its terms) more than one year from its date of issuance, the IRS could seek to recharacterize the PLUS as one or more debt instruments.

If the IRS were successful in recharactering PLUS that mature more than one year from their date of issuance as debt, the IRS could seek to analyze the U.S. federal income tax consequences of owning the PLUS under the Treasury regulations governing foreign currency contingent payment debt instruments (the “foreign currency contingent debt regulations”).  On December 7, 2007, the IRS released a revenue ruling in which it concluded that an instrument that resembled a U.S. dollar-denominated prepaid forward contract on the euro should be treated as euro-denominated indebtedness because the purchaser of the instrument initially invested the U.S. dollar equivalent of a fixed amount of euro (the “euro equivalent amount”), received an interest component based on market rates in respect of the euro and received the euro equivalent amount at maturity.  We expect the terms of a PLUS that we intend to treat as an “open transaction” would be distinguishable from the facts underlying the revenue ruling in a number of material aspects.  Thus, while the scope of the revenue ruling is not clear, we intend to take the position that the reasoning underlying the revenue ruling should not be applicable to those PLUS that we intend to treat as open transactions.  However, the IRS could assert that the revenue ruling applies to such PLUS, and in such case, it is possible that a PLUS could be recharacterized as one or more debt instruments, subject to the foreign currency contingent debt regulations.  If the IRS were successful in asserting this treatment, the tax treatment of the PLUS would be as described below in “ – Tax Treatment of Certain PLUS Treated as Debt.”

Alternatively, the IRS could seek to analyze the U.S. federal income tax consequences of owning a PLUS under the Treasury regulations governing U.S. dollar-denominated contingent payment debt instruments (the “contingent debt regulations”).  If the IRS were successful in asserting that the contingent debt regulations applied to the PLUS, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount on the PLUS every year at a “comparable yield” determined at the time of its issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the PLUS would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter. The risk that buffered securities would be recharacterized for U.S. federal income tax purposes as debt instruments, rather than as an open transaction, is higher than with other non-principal protected currency-linked securities.

In addition, the IRS could seek to treat a PLUS that matures (after taking into account the last possible date that the PLUS could be outstanding under its terms) one year or less from its date of issuance (a “Short-term PLUS”) as one or more short-term debt obligations.  Under such treatment, the timing and character of income thereon would be significantly affected.  If the IRS were successful in asserting this treatment, the tax treatment of the Short-term PLUS would be as described below in “ – Tax Treatment of Certain PLUS Treated as Debt – Certain Short-term PLUS.”

Even if the PLUS are not treated as foreign currency contingent debt, contingent debt or short-term debt, other alternative federal income tax treatments of the PLUS are also possible, which if applied could also affect the timing and character of the income or loss with respect to the PLUS.  It is possible, for example, that a PLUS could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue original issue discount as income on a current basis.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the

“constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments and the issues presented by this notice.

Tax Treatment of Certain PLUS Treated as Debt

Certain Long-term PLUS. As discussed above, the IRS may recharacterize a PLUS that matures (after taking into account the last possible date that the PLUS could be outstanding under its terms) more than one year from its date of issuance as one or more “foreign currency contingent payment debt instruments.” The following discussion describes the treatment of a PLUS that is treated as a single foreign currency contingent payment debt instrument.  If a PLUS were treated as more than one foreign currency contingent payment debt instrument, the treatment described below would apply to each foreign currency contingent payment debt instrument separately.

Pursuant to the foreign currency contingent debt regulations, a U.S. Holder of a PLUS will be required to accrue interest income on the PLUS on a constant yield basis, based on a comparable yield, as described below, regardless of whether such holder uses the cash or accrual method of accounting for U.S. federal income tax purposes. As such, a U.S. Holder generally will be required to include interest in income each year even though the holder will not receive any coupon payments on the PLUS. All determinations and computations required under the foreign currency contingent debt regulations (including our determination of the “comparable yield” and “projected payment schedule” for the PLUS) will be made in the denomination currency of the PLUS (which, in general, is the currency by reference to which payments on the PLUS are determined).

The foreign currency contingent debt regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the PLUS.  Interest accruals on the PLUS are initially determined in the denomination currency of the PLUS by applying the “noncontingent bond method” to the PLUS in its denomination currency.

The amount of ordinary interest income that a U.S. Holder must accrue for each accrual period is determined in the denomination currency by applying the noncontingent bond method to the PLUS in the denomination currency and equals the product of:

•	the adjusted issue price (as defined below) of the PLUS in the denomination currency as of the beginning of the accrual period;

•	the comparable yield (as defined below) of the PLUS, adjusted for the length of the accrual period; and

•	the number of days during the accrual period that the U.S. Holder held the PLUS divided by the number of days in the accrual period.

The “adjusted issue price” of a PLUS is its issue price in the denomination currency, increased by any interest income previously accrued (calculated in the denomination currency).

The term “comparable yield” as used in the foreign currency contingent debt regulations is determined in the denomination currency and is equal to the greater of (i) the annual yield we would pay, as of the issue date, on a fixed-rate debt instrument in the denomination currency with no contingent payments, but with terms and conditions otherwise comparable to those of the PLUS, and (ii) a denomination currency rate of interest that is analogous to the applicable federal rate that would be used if the U.S. dollar was the denomination currency.

If we treat a PLUS as foreign currency contingent debt, we will provide to U.S. Holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments (the “projected payment schedule”) in the denomination currency on the PLUS. This schedule must produce a yield to maturity that equals the comparable yield.

The comparable yield and the projected payment schedule are not provided for any purpose other than to determine a U.S. Holder’s interest accruals and adjustments thereto in respect of the PLUS for U.S. federal income tax purposes. They do not constitute a projection or representation by us regarding the actual amounts that will be paid on the PLUS.

The accruals of interest computed with respect to a PLUS in the PLUS denomination currency must be translated into U.S. dollars.  The U.S. dollar value of the accrued income will be determined by translating the income at an average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at an average rate for the partial period within the taxable year.  A U.S. Holder may elect to translate interest income for an interest accrual period into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year).  A U.S. Holder that makes this election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS.

Generally, the sale, exchange or retirement of a PLUS will result in taxable gain or loss to a U.S. Holder.  The amount of gain or loss on a sale, exchange or retirement of a PLUS will be equal to the difference between the amount realized on the sale, exchange or retirement and such holder’s adjusted basis in the PLUS.  A U.S. Holder’s adjusted tax basis in a PLUS will equal the U.S. dollar cost as of the day the U.S. holder purchased the PLUS, increased by the U.S. dollar value of prior interest accruals with respect to the PLUS translated as described above. The amount realized on the sale, exchange or unscheduled retirement is generally equal to the U.S. dollar value of cash and the fair market value of any other property received by the U.S. Holder.  Any gain, other than exchange gain as discussed below, is treated as interest income.  Any loss, other than exchange loss as discussed below, is treated as an ordinary loss to the extent of the holder’s total interest accruals on the PLUS and as a capital loss thereafter.  If a U.S. Holder recognizes a loss upon a sale, exchange or retirement of a PLUS and such loss is above certain thresholds, then the holder may be required to file a disclosure statement with the IRS. U.S. Holders should consult their tax advisers regarding this potential reporting obligation.

For purposes of determining the amount realized at maturity of a PLUS, the U.S. Holder will be deemed to receive the projected amount of any contingent payment due at maturity, reduced by the amount of any excess negative adjustment, as defined below.  The projected payment is translated into U.S. dollars by translating the portion attributable to principal into U.S. dollars at the spot rate on the issue date and translating the portion attributable to accrued interest into U.S. dollars at the rates at which such amounts of interest were translated when accrued.  To the extent that the actual amount a U.S. Holder receives at the maturity of a PLUS is greater or lesser than the projected payment, a U.S. Holder will incur a net positive adjustment or a net negative adjustment. Any net positive adjustment with respect to a PLUS must be translated into U.S. dollars at the spot rate on the retirement date of the PLUS.  The U.S. Holder will treat a net positive adjustment as additional interest income in that taxable year.  A net negative adjustment (i) will give rise to an ordinary loss to the extent of the U.S. Holder’s accrued interest on the PLUS (translated into U.S. dollars at the rate used to translate interest in the relevant taxable year) and (ii) to the extent of any excess over interest previously accrued, will reduce the amount realized (translated into U.S. dollars at the spot rate on the issue date of the PLUS) and will give rise to a capital loss (this excess amount is an “excess negative adjustment”).  With respect to U.S. Holders who are individuals, a net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

In addition to the gain or loss determined above, a U.S. Holder may recognize exchange gain or loss upon a sale, exchange or retirement of a PLUS.  For purposes of determining the exchange gain or loss on the sale, exchange or retirement of a PLUS, the amount received will be translated into the foreign currency by translating any amount attributable to the principal of the PLUS into foreign currency at the spot rate on the issue date of the PLUS and translating any amount attributable to accrued interest on the PLUS into foreign currency at the rates at which such amounts were translated when accrued.  To determine the amount of exchange gain or loss on the sale, exchange or unscheduled retirement of a PLUS, the amount received shall first be applied against the principal of the PLUS and then against accrued unpaid interest.  The amount of foreign currency gain or loss recognized with respect to receipt of principal is determined by translating the amount received into U.S. dollars at the spot rate on the date of receipt and subtracting from such amount the amount determined by translating the principal into U.S. dollars at the spot rate on the date the instrument was issued.  The amount of foreign currency gain or loss recognized with respect to payments of interest previously accrued on the PLUS is determined by translating the amount of interest received into U.S. dollars at the spot rate on the date of receipt and subtracting from such amount the amount determined by translating the interest received into U.S. dollars at the rate at which such interest was accrued as described above.

For purposes of determining the amount of exchange gain or loss on the scheduled retirement of a PLUS, the amount received (i) shall first be attributable to any net positive adjustment on the PLUS and (ii) then to accruals of interest remaining after reduction by any net negative adjustment and (iii) any remaining amount shall be attributable to principal.

The total amount of exchange gain or loss on a PLUS is equal to the sum of the exchange gains or losses on principal and interest, calculated as described above.  Any such exchange gain or loss will be treated as ordinary income or loss. Prospective purchasers should consult their tax advisers regarding these rules.

Certain Short-term PLUS.  As discussed above, the IRS may recharacterize a PLUS that matures (after taking into account the last possible date that the PLUS could be outstanding under its terms) one year or less from its date of issuance (a “Short-term PLUS”) as one or more short-term debt obligations.  Under such treatment, and subject to the discussion below regarding Section 988 of the Code, gain realized by a U.S. Holder upon settlement of a Short-term PLUS would be treated as ordinary income.  In addition, such a Short-term PLUS would be treated as issued with original issue discount.  In such a case, (i) gain recognized by a U.S. Holder upon sale, exchange or other disposition of the Short-term PLUS would be treated as ordinary income to the extent of any accrued original issue discount, and (ii) accrual method U.S. Holders (and cash method U.S. Holders that elect to apply an accrual method to the Short-term PLUS) may be required to accrue as ordinary income original issue discount over the term of the Short-term PLUS before maturity.  However, the amount of accrued original issue discount is unclear because the amount payable at maturity of the Short-term PLUS is not known as of the issue date.

While no current Treasury regulations specifically apply to a Short-term PLUS treated as one or more short-term debt obligations, all or a portion of the gain or loss recognized on the sale, exchange, redemption or retirement of such a Short-term PLUS could be subject to Section 988 of the Code.  U.S. Holders should consult their tax advisers regarding the possible application of Section 988 to the Short-term PLUS.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the PLUS and the proceeds from a sale or other disposition of the PLUS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a PLUS that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;
•	a foreign corporation; or
•	a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

•
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or
•	a holder for whom income or gain in respect of the PLUS is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS.

Tax Treatment upon Sale, Exchange or Settlement of a PLUS

In General.  Unless otherwise provided in the applicable pricing supplement, a Non-U.S. Holder of the PLUS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a PLUS were recharacterized as one or more debt instruments, any payment made to a Non-U.S. Holder with respect to the PLUS would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Non-U.S. Holders should note that because the characterization of the PLUS is unclear, payments made to you with respect to the PLUS may be subject to U.S. federal withholding tax unless the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a PLUS (or a financial institution holding the PLUS on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the PLUS should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the PLUS, possibly on a retroactive basis.  Non-U.S. Holders should note that we currently do not intend to withhold on any of the payments made with respect to the PLUS to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the PLUS to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the PLUS are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the PLUS.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the PLUS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition of the PLUS.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of a PLUS” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We are offering the PLUS as part of our Series F medium-term notes on a continuing basis through MS & Co., which we refer to as the “agent.”  We may also use other agents that will be named in the applicable pricing supplement.  The agent has, or will have, agreed to use reasonable efforts to solicit offers to purchase the PLUS.  We will have the sole right to accept offers to purchase the PLUS and may reject any offer in whole or in part.  The agent may reject, in whole or in part, any offer it solicited to purchase PLUS.  We will pay the agent, in connection with sales of the PLUS resulting from a solicitation the agent made or an offer to purchase the agent received, a commission that will be specified in the applicable pricing supplement.

We may also sell the PLUS to the agent as principal for its own account at discounts to be agreed upon at the time of sale as disclosed in the applicable pricing supplement.  The agent may resell the PLUS to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as the agent determines and as we will specify in the applicable pricing supplement.  The agent may offer the PLUS it has purchased as principal to Morgan Stanley Smith Barney LLC (“MSSB”) as selected dealer, or to other dealers, including Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  The agent may sell the PLUS to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount the agent will receive from us.  After the initial public offering of PLUS that the agent is to resell on a fixed public offering price basis, the agent may change the public offering price, concession, discount and other selling terms from time to time.

The agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended.  We and the agent have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities.  We have also agreed to reimburse the agent for specified expenses.

Unless otherwise provided in the applicable pricing supplement, we do not intend to apply for the listing of the PLUS on a national securities exchange.  The agent may make a market in the PLUS as applicable laws and regulations permit.  The agent is not obligated to do so, however, and the agent may discontinue making a market at any time without notice.  No assurance can be given as to the liquidity of any trading market for the PLUS.

MS & Co. is our wholly-owned subsidiary.  The agent will conduct each offering of the PLUS in compliance with the requirements of the NASD Rule 2720 regarding a FINRA member firm’s distributing the securities of an affiliate and related conflicts of interest.  In accordance with NASD Rule 2720, no agent or dealer that is an affiliate of ours will make sales in this offering to any discretionary account without the prior written approval of the customer.  Following the initial distribution of the PLUS, the agent may offer and sell those PLUS in the course of its business as a broker-dealer.  The agent may act as principal or agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise.  The agent may use this prospectus supplement in connection with any of those transactions.  The agent is not obligated to make a market in any of the PLUS and may cease to make a market at any time without notice.

In order to facilitate the offering of the PLUS, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the PLUS or of the underlying currencies.  Specifically, the agent may sell more PLUS than it is obligated to purchase in connection with the offering, creating a naked short position for its own account.  The agent must close out any naked short position by purchasing PLUS in the open market.  A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the PLUS in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the agent may bid for, and purchase, the PLUS or the underlying currencies in the open market to stabilize the price of the PLUS or of such underlying currencies.  Finally, in any offering of the PLUS through a syndicate of underwriters or dealer group, the agent acting on behalf of the underwriting syndicate or for itself may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the PLUS in the offering, if the agent repurchases previously distributed PLUS to cover syndicate short positions or to stabilize the price of the PLUS.  Any of these activities may raise or maintain the market price of the PLUS above independent market levels or prevent or retard a decline in the market price of the PLUS.  The agent is not required to engage in these activities, and may end any of these activities at any time.

Concurrently with the offering of the PLUS through the agent, we may issue other debt securities under the indenture referred to in this prospectus supplement similar to those described in this prospectus supplement.  Those debt securities may include other Series F medium-term notes and medium-term notes under our Series G and Series H prospectus supplement, which we refer to as “Euro medium-term notes.”  The other Series F medium-term notes and the Euro medium-term notes may have terms substantially similar to the terms of the PLUS offered under this prospectus supplement.  The Euro medium-term notes may be offered concurrently with the offering of the PLUS, on a continuing basis outside the United States by us, under a distribution agreement with Morgan Stanley & Co. International plc, as agent for us.  The terms of that distribution agreement, which we refer to as the Euro Distribution Agreement, are substantially similar to the terms of the distribution agreement for a U.S. offering, except for selling restrictions specified in the Euro Distribution Agreement.

The agent or an affiliate of the agent will enter into a hedging transaction with us in connection with each offering of PLUS.  See “Use of Proceeds and Hedging” above.

With respect to each issuance of PLUS, we expect to deliver the PLUS against payment therefor in New York, New York on the original issue date (settlement date) specified in the applicable pricing supplement.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, if the original issue date for any issuance of PLUS is more than three business days after the pricing date, purchasers who wish to trade PLUS more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

PLUS Offered on a Global Basis

If the applicable pricing supplement indicates that any of our PLUS will be offered on a global basis, those registered global securities will be offered for sale in those jurisdictions outside of the United States where it is legal to make offers for sale of those PLUS.

The agent has represented and agreed, and any other agent through which we may offer any PLUS on a global basis will represent and agree, that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the PLUS or possesses or distributes the applicable pricing supplement, this prospectus supplement or the accompanying prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the PLUS under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes purchases, offers or sales of the PLUS, and we shall not have responsibility for the agent’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

With respect to sales in any jurisdictions outside of the United States of such PLUS offered on a global basis, purchasers of any such PLUS may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

General

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the PLUS or possession or distribution of any pricing supplement or this prospectus supplement or the accompanying prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the PLUS, or distribution of any pricing supplement or this prospectus supplement and the accompanying prospectus or any other offering material relating to the PLUS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, any agent or any dealer.

The agent has represented and agreed, and each dealer through which we may offer the PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the PLUS or possesses or distributes any pricing supplement, this prospectus supplement and the accompanying prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the PLUS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the PLUS.  We shall not have responsibility for any agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the PLUS or distribution of this prospectus supplement or the accompanying prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the PLUS to the public in Hong Kong as the PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Indonesia

The PLUS have not been and will not be registered in Indonesia under Law No. 8/1995 regarding Capital Markets (“Law No. 8/1995”) and will not knowingly be publicly offered or sold to Indonesian residents or Indonesian citizens abroad in a manner which would make it a public offering under Law No. 8/1995.  The offering is void to the extent that it would be unauthorized under Law No. 8/1995.  Indonesian residents or Indonesian citizens into whose possession this prospectus supplement or the accompanying prospectus comes should consult with their financial adviser to inform themselves about the PLUS and applicable restrictions.

Mexico

The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Singapore

The agent and each dealer represent and agree that they will not offer or sell the PLUS nor make the PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS, whether directly or indirectly, to persons in Singapore other than:

(a)                 an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)                 an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)                 a person who acquires the PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)                 otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

South Africa

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Registrar of Companies in terms of the Companies Act, 61 of 1973 nor has it been approved by the South African Reserve Bank in terms of the Exchange Control Regulations, 1961, as amended.  Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS may not be circulated or distributed, nor may the PLUS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in South Africa.

ANNEX I

CERTAIN ADDITIONAL CURRENCY EXCHANGE RATE RISKS

We have derived all information contained in this prospectus supplement and the applicable pricing supplement regarding any specified underlying currencies, including, without limitation, changes in the historical exchange rates, from publicly available information.  In connection with the offering of PLUS, neither we nor the agent makes any representation that such publicly available information regarding any underlying currency is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date of any offering of PLUS (including events that would affect the accuracy or completeness of the publicly available information described in this paragraph or in the applicable pricing supplement) that would affect the value of any underlying currency have been publicly disclosed.  Subsequent disclosure of any such events could affect the value received at maturity or on any call date with respect to the PLUS and therefore the trading prices of the PLUS.

Argentina

The exchange rate between the Argentine peso and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Argentina or elsewhere, and by macroeconomic factors and speculative actions.  In the thirty years prior to December 1989, the Argentine foreign exchange market was subject to exchange controls and, as a result of inflationary pressures, the Argentine currency was devalued repeatedly during that period.  A freely floating exchange rate was in place for all foreign currency transactions from December 1989 to 1991.  From 1991 to 2001, the Argentine government maintained a one-to-one exchange rate between the Argentine peso and the U.S. dollar and required the Central Bank of Argentina to maintain international reserves at least equal to the monetary base.  While the one-to-one exchange rate between the Argentine peso and the U.S. dollar helped restrain inflation, it negatively affected Argentina’s export competitiveness and created chronic deficits in the current account of the balance of payments, which were financed by massive borrowing.  Argentina defaulted on $88 billion in debt in December 2001, the largest sovereign debt default in history, and in January 2002, the Argentine Congress enacted the Law of Public Emergency and Reform of the Exchange Rate Regime, which abolished the one-to-one exchange rate between the Argentine peso and the U.S. dollar and granted the executive branch the power to regulate the foreign exchange market.  During this time, the Argentine peso suffered a massive devaluation relative to the U.S. dollar.  The Argentine peso currently floats against the U.S. dollar, although it is subject to frequent intervention by the Central Bank of Argentina.  The Central Bank of Argentina intervenes in the foreign exchange market by buying or selling Argentine pesos or U.S. dollars in order to attempt to minimize drastic fluctuations in the exchange rate and maintain the export competitiveness of the exchange rate, among other reasons.  Factors that might affect the likelihood of the government’s imposing certain exchange control restrictions include the extent of Argentina’s foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of Argentina’s debt service burden relative to the economy as a whole and political constraints to which Argentina may be subject.

Brazil

The exchange rate between the Brazilian real and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Brazil or elsewhere, and by macroeconomic factors and speculative actions.  The exchange rate is freely negotiated, but may be influenced from time to time by intervention by the Central Bank of Brazil.  From 1995 to 1999, the Central Bank of Brazil allowed the gradual devaluation of the real relative to the U.S. dollar.  In 1999, the Brazilian real suffered a currency crisis with significant devaluation.  Subsequently, the Central Bank of Brazil allowed the exchange rate to float freely, although subject to frequent intervention by the Central Bank of Brazil to manipulate the exchange rate of the Brazilian real for U.S. dollars.  Since then the exchange rate has fluctuated considerably.  In addition, under certain conditions the government has the ability to restrict the conversion of the real into foreign currencies.  Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the extent of Brazil’s foreign currency reserves, the size of Brazil’s debt service burden relative to the economy as a whole, Brazil’s policy towards the International Monetary Fund, and political constraints to which Brazil may be subject.

Chile

The Chilean peso has been subject to large devaluations and revaluations in the past and could be subject to significant fluctuations in the future.  Prior to 1999, transactions by banks were generally conducted within an exchange rate band set by the Chilean Central Bank, and the Chilean Central Bank intervened in the foreign exchange market in order to maintain the exchange rate within such limits.  Since 1999, when the Chilean Central Bank eliminated this band, the Chilean Central Bank has allowed the currency to float against the U.S. dollar and other currencies as part of the Formal Exchange Market discussed below, while retaining the right to intervene in the exchange rate market under certain circumstances.  Chile has two currency markets, the Formal Exchange Market and the Informal Exchange Market.  The Formal Exchange Market comprises banks and other entities authorized by the Chilean Central Bank.  The Informal Exchange Market comprises entities that are not expressly authorized to operate in the Formal Exchange Market, such as most foreign exchange houses and travel agencies that are permitted to operate in the Informal Exchange Market.  There are no limits imposed on the extent to which the rate of exchange in the Informal Exchange Market can fluctuate above or below the observed exchange rate.  Current Chilean regulations require that the Chilean Central Bank be informed of certain transactions and that these transactions be effected through the Formal Exchange Market.  The Chilean Central Bank sets a reference exchange rate for the Formal Exchange Market which is reset daily, taking into account internal and external inflation and variations in parities between the Chilean peso and each of the U.S. dollar, the euro and the Japanese yen.  The Formal Exchange Market uses this reference exchange rate as a benchmark for effecting transactions in this market.  The observed exchange rate, which is publicly reported by the Chilean Central Bank, is computed by taking the weighted average of the previous business day’s transactions on the Formal Exchange Market.  On April 10, 2008, the Chilean Central Bank announced that it would intervene in the Formal Exchange Market by increasing the level of its international reserves by U.S. $8 billion by purchasing approximately $50 million U.S. dollars daily on the local currency exchange.  The Chilean Central Bank has stated that it decided to implement this program in order to strengthen the international liquidity of the Chilean economy in the face of recent uncertainty in the global financial markets.  This intervention program was launched on April 14, 2008 and is scheduled to continue until the end of 2008.  These interventions and any other interventions by the Chilean Central Bank in the foreign exchange market as a response to economic crises, political pressure or otherwise could have a significant adverse effect on the value of the Chilean peso.  Factors that could affect the value of the Chilean peso and the likelihood of government intervention or the imposition of certain exchange control restrictions include: the extent of Chile’s foreign currency reserves; inflation rates; copper prices (which influence the profitability of Chile’s copper exports); events in Brazil and Argentina; the balance of payments; the extent of governmental surpluses and deficits; the size of Chile’s debt service burden relative to the economy as a whole, and political constraints to which Chile may be subject.

The People’s Republic of China

The exchange rate between the Chinese renminbi and the U.S. dollar is managed by the Chinese government, and may also be influenced by political or economic developments in the People’s Republic of China or elsewhere and by macroeconomic factors and speculative actions.  From 1994 to 2005, the Chinese government used a managed floating exchange rate system, under which the People’s Bank of China (the “People’s Bank”) allowed the renminbi to float against the U.S. dollar within a very narrow band around the central exchange rate published daily by the People’s Bank.  In July 2005, the People’s Bank revalued the renminbi by approximately 2% against the U.S. dollar and moved to an exchange rate system that set the value of the renminbi with reference to a basket of currencies rather than solely with reference to the U.S. dollar.  Since mid-2008, the Chinese government has kept the renminbi very closely tied to the U.S. dollar and faces growing pressure from its main trading partners to allow the renminbi to appreciate.  To the extent that management of the renminbi by the People’s Bank has resulted in and currently results in trading levels that do not fully reflect market forces, any changes in the government’s management of the Chinese renminbi could result in significant movement in the value of the renminbi. Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the People’s Republic of China and the United States, including economic and political developments in other countries.

Hong Kong

The Hong Kong dollar is freely convertible into other currencies (including the U.S. dollar).  From October 1983 to May 2005, Hong Kong maintained a fixed rate system which fixed the rate of exchange to HK$7.80 per US$1.00.  The central element in the arrangements that gave effect to this link was an agreement between the Hong Kong Government (through the Hong Kong Monetary Authority, or HKMA) and the three Hong Kong banks that were authorized to issue Hong Kong currency in the form of banknotes. In May 2005, the HKMA broadened the link from the original rate of HK$7.80 per US$1.00 to a rate range of HK$7.75 to HK$7.85 per US$1.00.  Pursuant to two convertibility undertakings, the HKMA undertakes to buy U.S. dollars from licensed banks at the rate of HK$7.75 per US$1.00 if the market exchange rate for Hong Kong dollars is higher than such rate and to sell U.S. dollars at HK$7.85 per US$1.00 if the market exchange rate for Hong Kong dollars is lower than such rate.  If the market exchange rate is between HK$7.75 and HK$7.85 per US$1.00, the HKMA may choose to conduct market operations with the aim of promoting the smooth functioning of the money market and the foreign exchange market.  Although the market exchange rate of the Hong Kong dollar against the U.S. dollar continues to be influenced by the forces of supply and demand in the foreign exchange market, the rate has not deviated significantly from the level of HK$7.80 per US$1.00.  No assurance can be given that the Hong Kong government will maintain the link at HK$7.75 to HK$7.85 per US$1.00 or at all.

Hungary

The exchange rate between the Hungarian forint and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Hungary or elsewhere, and by macroeconomic factors and speculative actions.  In 2001, the Hungarian government and the National Bank of Hungary jointly determined to “peg” the forint to the euro so as to permit the exchange rate to fluctuate against the euro within a band spanning in either direction by up to 15% from a central parity, which was set to HUF 276.1/euro.  In June 2003, the National Bank of Hungary shifted the central parity by 2.26%, which caused a depreciation in the forint of approximately 10%.  In February 2008, the monetary authorities abandoned the forint’s trading band, allowing it to float freely against the euro, in the stated hope that an appreciating currency would help to dampen inflationary pressures.  The forint depreciated markedly in October 2008, illustrating the currency’s vulnerability amid continuing turbulence in international financial markets.  The government and the National Bank of Hungary have from time to time intervened in the foreign exchange market by selling forints and raising or lowering interest rates. The government may impose other restrictions on the foreign exchange market, such as by restricting the ability to convert forints into foreign currencies.  Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include European Union requirements, the level of Hungary’s foreign debt, the extent of Hungary’s foreign currency reserves, the size of Hungary’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which Hungary may be subject.  Hungary, a member of the European Union, may be able to adopt the euro in several years.  Disagreements with the European Union on Hungary’s high debt levels make the date of adoption uncertain.

India

The exchange rate between the Indian rupee and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in India or elsewhere, and by macroeconomic factors and speculative actions.  During the past decade, the Indian government has pursued policies of economic liberalization and deregulation, but the government’s role in the economy has remained significant.  From 1993 to 2003, the Indian rupee depreciated, but an increase in foreign investment in India led to strengthening of the Indian rupee from 2003 to 2007.  In 2008, the Indian rupee depreciated rapidly against the U.S. dollar, owing to the global dollar liquidity shortage, heavy withdrawals of portfolio investment from India and purchases of U.S. dollars by Indian banks to fund their overseas operations.  The Indian government allows the exchange rate to float freely, without a fixed target or band, but the Reserve Bank of India will intervene when it deems necessary to preserve stability.  It also has the ability to restrict the conversion of rupees into foreign currencies, and under certain circumstances investors that seek to convert rupees into foreign currency must obtain the approval of the Reserve Bank of India.  Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include political pressure related to recent inflation and its effect on exporters, the extent of India’s foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of India’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which India may be subject.

Indonesia

The exchange rate between the Indonesian rupiah and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Indonesia or elsewhere and by macroeconomic factors and speculative actions.  From 1977 to 1997, the Indonesian government maintained a managed floating exchange rate system under which the Indonesian rupiah was linked to a basket of currencies.  In 1997, the Indonesian rupiah depreciated significantly during the Asian currency crisis and the Indonesian government subsequently abandoned its trading band policy and permitted the Indonesian rupiah to float without an announced level at which the government would intervene. The Indonesian government continues to intervene in the foreign exchange market and to impose restrictions on certain foreign exchange transactions and dealings.  Factors that might affect the Indonesian government’s policy with respect to the Indonesian rupiah include the extent of Indonesia’s foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of Indonesia’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which Indonesia may be subject.

The Republic of Korea

The exchange rate between the South Korean won and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in the Republic of Korea or elsewhere and by macroeconomic factors and speculative actions.  Prior to 1997, the South Korean government permitted exchange rates to float within a daily range of 2.25%.  In response to economic difficulties in 1997, the government expanded the range of permitted exchange rate fluctuations to 10%.  In December 1997, the government eliminated the daily exchange rate band and the South Korean won now floats according to market forces.  During the Asian financial crisis of 1997, the South Korean won lost roughly half of its value against the U.S. dollar and did not recover to pre-crisis levels until 2006.  While the South Korean won is currently allowed to float freely, any existing or future restrictions on currency exchange in the Republic of Korea could affect the exchange rate between the South Korean won and the U.S. dollar.

Malaysia

The exchange rate between the Malaysian ringgit and the U.S. dollar is primarily affected by the supply and demand for the two currencies but is also heavily influenced by the actions of the central bank of Malaysia, Bank Negara Malaysia (“BNM”).  The Malaysian ringgit was heavily impacted by the Asian financial crisis of 1997-98.  In the wake of the market driven devaluation, the Malaysian government announced that it would peg the Malaysian ringgit to the U.S. dollar.  This peg remained in place until July 2005 when, following a similar announcement by the government of China related to the renminbi, the Malaysian government announced it was removing the peg and would allow the Malaysian ringgit to operate in a managed float.   The BNM monitors the exchange rate for the Malaysian ringgit against a basket of currencies.  The components of the basket are not disclosed.  Factors that might affect the Malaysian government’s policy with respect to the Malaysian ringgit include the extent of Malaysia’s foreign currency reserves, the monetary policy of neighboring regional powers such as China, the balance of payments, the extent of governmental surpluses and deficits, the size of Malaysia’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which Malaysia may be subject.

Mexico

The exchange rate between the Mexican peso and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Mexico or elsewhere, and by macroeconomic factors and speculative actions.  Since 1994, the Mexican government has allowed the peso to float freely against the U.S. dollar and since 1982 has not restricted the ability to convert pesos into foreign currencies.  The peso depreciated through the late 1990s, stabilized and strengthened in 2001 and depreciated significantly thereafter, due in large part to the worldwide economic slowdown and increased volatility in the foreign exchange markets.  In 2008, the Mexican peso continued to depreciate against the dollar on worries about the trouble in the global financial markets.  There can be no assurance that the peso will not depreciate significantly in the future, as it has in the past, or that the Mexican government will maintain its current foreign exchange policies. Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the extent of Mexico’s foreign currency reserves, the availability of sufficient foreign exchange on the date a payment is due, the size of Mexico’s debt service burden relative to the economy as a whole, Mexico’s policy towards the International Monetary Fund, and political constraints to which Mexico may be subject.

Philippines

The exchange rate between the Philippine peso and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by policies or actions of the central bank of the Philippines, Bankgo Sentral ng Pilipinas (“BSP”), but is also influenced significantly from time to time by political or economic developments in the Philippines or elsewhere and by macroeconomic and speculative actions.  The Philippine peso is allowed to float according to market forces, but the BSP has from time to time intervened to minimize fluctuation of the exchange rate and to prevent significant declines in the Philippines peso with respect to other currencies.  The BSP may also decide to add liquidity to the market so that demands for foreign currency can be satisfied.  Following the Asian financial crisis in 1997, the value of the Philippine peso declined significantly as a result of economic and political factors as well as a continuing inflation differential between the U.S. and the Philippines.  The Philippine peso continues to be volatile and sensitive to investor perceptions of political stability.  It may also be affected by a Chinese yuan revaluation because the revaluation may impact trade between the Philippines and China and because the Philippines competes with China for foreign direct investment.

Romania

Although the Romanian leu is not officially pegged or linked to other currencies, the National Bank of Romania (“NBR”) has in the past actively managed the Romanian leu’s value in the years following the 1989 overthrow of Romania’s communist regime.  In the 1990s, the NBR conducted transactions in the foreign exchange market on an almost daily basis to mitigate movements in either direction in the value of the Romanian leu.  Although the NBR has intervened in the foreign exchange market less frequently in recent years, the NBR continues to conduct transactions in the foreign exchange market to restrain movements, particularly appreciation, in the value of the Romanian leu as the Romanian economy is heavily dependent on industrial exports, which has often led to political pressure on the NBR by exporters to control the appreciation of the Romanian leu.  In addition to intervening in the foreign exchange market, the NBR has also adjusted interest rates in an attempt to manage the value of the Romanian leu even after the 2003 announcement that the NBR would move from a monetary policy of exchange rate-targeting to a stated monetary policy of inflation-targeting.  Moreover, the Romanian economy has recently suffered periods of chronic inflation and in an attempt to address the consequent severe depreciation in the Romanian leu, the Romanian government replaced the old Romanian leu on July 1, 2005 with the new Romanian leu at a rate of 10,000 old leu to 1 new leu.  The NBR’s interventions in the foreign currency market and its policies with respect to interest rates, as a result of political pressure, economic crises or otherwise, could have a significant negative effect on the value of the Romanian leu.

Russia

The exchange rate between the Russian ruble and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Russia or elsewhere, and by macroeconomic factors and speculative actions.  Until 1998, the Central Bank of Russia maintained a currency band to limit fluctuations of the Russian ruble within a certain specified range.  In August 1998, the Russian ruble devalued significantly, forcing the Central Bank of Russia to abandon attempts to maintain the value of the ruble and in early September 1998, the Central Bank of Russia announced that it would allow the Russian ruble to float freely against the U.S. dollar.  Since 1998, the Central Bank of Russia has maintained a managed float of the Russian ruble against the U.S. dollar and continues to intervene in the currency to achieve its targeted exchange rates.  In February 2006, the Central Bank of

Russia announced that the Russian ruble would be targeted against a new weighted currency basket consisting of the euro and U.S. dollar to decouple the Russian ruble from the U.S. dollar. In July 2006, Russia lifted all currency controls on the Russian ruble and the Russian ruble became fully convertible and freely tradeable.  Factors affecting any future intervention in the Russian ruble or changes in policy include foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of Russia’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which Russia may be subject.

Singapore

The exchange rate between the Singapore dollar and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Singapore or elsewhere and by macroeconomic factors and speculative actions.  The Singapore dollar is permitted to fluctuate in value relative to the U.S. dollar within a trade-weighted band.  However, the government may choose to affect the exchange rate of its currency by central bank intervention, imposition of regulatory controls, taxes, revaluation or devaluation of the currency, the issuance of a replacement currency or by other available means.

South Africa

The exchange rate between the South African rand and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in South Africa or elsewhere, and by macroeconomic factors and speculative actions.  The South African Reserve Bank allows the rand to float freely against the U.S. dollar and does not have fixed exchange rate targets, although it intervenes in the market to achieve policy goals, such as attempting to limit inflation.  From 1996 to 1998, the South African rand was impacted by a currency crisis and depreciated significantly.  After expending large amounts of its currency reserves in 1998 to defend the South African rand, the South African Reserve Bank publicly stated that it would no longer try to protect any predetermined level of the South African rand over a sustained period.  In addition, the South African government abolished in 1995 the dual exchange rate system under which exchange controls were imposed upon both foreigners and residents, leaving in place exchange controls on the movement of capital by South African residents only, although some restrictions remain on capital outflows in connection with large foreign investments. Any abolition or reduction of exchange controls on capital movements by residents may impact on the South African rand, although the degree of such impact would depend on the precise policy parameters, in conjunction with prevailing market conditions.

Taiwan

The exchange rate between the Taiwan dollar and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments and by macroeconomic factors and speculative actions.  The Taiwan dollar has been allowed to float according to market forces since 1989, but the government has from time to time intervened to minimize fluctuation of the exchange rate and to prevent significant declines of the Taiwan dollar with respect to the U.S. dollar.  In addition, the exchange rate may be affected by developments in relations between Taiwan and the People’s Republic of China which has threatened to use military force to gain control over Taiwan in certain limited circumstances, such as a declaration of independence by Taiwan.

Thailand

The Thai baht was heavily impacted by the Asian financial crisis of 1997.  In response to rapid devaluation on July 2, 1997, the Bank of Thailand effectively ceased intervening by buying or selling U.S. dollars to maintain the Baht’s exchange rate within its historical narrow band.  The Thai Baht now freely floats.  As a result, the exchange rate between the Thai baht and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Thailand or elsewhere and by macroeconomic factors and speculative actions.  The Thai government exercises significant influence over many aspects of the Thai economy, and actions by the Thai government concerning the economy may affect the Baht’s exchange rate with respect to the U.S. dollar.  Any deterioration of economic conditions in Thailand and Asia generally would also have an adverse effect on the exchange rate.

Turkey

The exchange rate between the Turkish lira and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Turkey or elsewhere, and by macroeconomic factors and speculative actions.  The Central Bank of Turkey has implemented a floating exchange rate regime, which has been in effect since February 2001.  In an attempt to address the severe depreciation in value of the Turkish lira due to a period of chronic inflation, the Turkish government replaced the Turkish lira with the new Turkish lira at a rate of 1,000,000 old lira to 1 new Turkish lira on January 1, 2005.  In addition, the Bank has from time to time intervened in the foreign exchange market by conducting foreign exchange purchase auctions and other forms of intervention, usually in cases of excess volatility in the floating exchange rate regime.  The government may impose other restrictions on the foreign exchange market, such as restricting the ability to convert lira into foreign currencies.  Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the level of Turkey’s foreign debt, the extent of Turkey’s foreign exchange reserves, regional hostilities, terrorist activities or social unrest, including unresolved issues in Turkey’s relations with Greece, and the level of untaxed economic activities due to Turkey’s substantial unregistered economy.

United Arab Emirates

The United Arab Emirates dirham has been officially pegged to the U.S. dollar since February 2002 at an official exchange rate that has not changed significantly since the U.S. dollar peg was introduced.  Recent weakness in the U.S. dollar has exacerbated existing inflationary pressures in the United Arab Emirates, which has led to public questions in the United Arab Emirates and in the foreign currency markets about the appropriateness of the pegged exchange rate and whether the United Arab Emirates should follow the example of neighboring Kuwait, which abandoned its U.S. dollar peg in May 2007.  We cannot predict whether the United Arab Emirates dirham will continue to be pegged to the U.S. dollar at its current exchange rate or be allowed to float more freely, or, if it is revalued or allowed to float more freely, whether it would appreciate or depreciate against the U.S. dollar.  A change in the monetary policy of the United Arab Emirates could significantly affect the exchange rate between the United Arab Emirates dirham and the U.S. dollar.

Vietnam

The Vietnamese dong is an “emerging” emerging markets currency.  Currently, no generally accepted standard terms exist for trading this currency in major offshore markets.  As a result, the market for the Vietnamese dong is extremely illiquid.  The exchange rate between the Vietnamese dong and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Vietnam or elsewhere, and by macroeconomic factors and speculative actions.  While Vietnam has moved toward a more market-oriented economy in recent years, the Vietnamese government still substantially controls or regulates major sectors of the economy.  The Vietnamese government permits the exchange rate of the Vietnamese dong to float against the U.S. dollar within a very narrow band.  In November 2008, the State Bank of Vietnam, aiming to strengthen its currency and fight double-digit inflation, widened the trading band within which the Vietnamese dong is allowed to fluctuate against the U.S. dollar from plus or minus 2.0% to plus or minus 3.0% per day, the fourth increase in the trading band since January 2007.  As a result of this greater degree of flexibility, the exchange rate could become more volatile.  The Vietnamese government intervenes in the foreign exchange market from time to time to attempt to minimize excess volatility and preserve the export competitiveness of the exchange rate.  Factors that might affect the Vietnamese government’s policy with respect to the Vietnamese dong include the extent of Vietnam’s foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of Vietnam’s debt service burden relative to the economy as a whole and political constraints to which Vietnam may be subject.